UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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AMERICAN CAMPUS COMMUNITIES, INC.

(Name of Registrant as Specified in Its Charter)

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AMERICAN CAMPUS COMMUNITIES

Where students love living.®

Shareholder Proxy

2018

ASU
Greek Leadership Community Center
GLVCC
915
S. Rural Rd.

12700 Hill Country Blvd., Suite T-200
Austin, Texas 78738
March 20, 2019
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of American Campus Communities, Inc. to be held at 8:30 a.m. (Central Time) on Wednesday, May 1, 2019 at our corporate office located at 12700 Hill Country Blvd., Suite T-200, Austin, Texas. A notice of the meeting, a proxy and a proxy statement containing information about the matters to be acted upon are enclosed.
As American Campus Communities’ Board, we are committed to representing and protecting your interests by providing strategic oversight of the Company’s Executive Management team, with a focus on sustainable long-term value creation. We believe that the Company’s well-positioned balance sheet, sound strategic business plan, and stable operating performance are all key factors in the Company’s continuing success.
Our Board is currently comprised of nine highly-qualified and experienced leaders, led by an independent Chairman of the Board. A healthy focus on corporate governance is vital to the Company and its stockholders, and we are committed to ensuring that each of our Board members brings a robust and balanced skillset of diverse perspectives, capabilities and experience to his or her role.
During 2018, the Board and the Company advanced several important initiatives including enhancing director diversity and corporate responsibility. These advancements are outlined in the Director Diversity and Corporate Responsibility sections of this proxy statement. Our Board members also believe it is important to hear feedback directly from investors and proactively participated in investor meetings throughout 2018. These meetings helped to inform our views on governance best practices and strategic plans for the Company.
It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. If you choose not to attend and vote at the Annual Meeting in person, you may vote by completing and mailing the enclosed proxy card. Voting by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.
On behalf of the Board of Directors,
Sincerely,
/s/ Edward Lowenthal
Edward Lowenthal
Independent Chairman of the Board

American Campus Communities, Inc.
12700 Hill Country Blvd., Suite T-200
Austin, Texas 78738
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 1, 2019
To the Holders of Common Stock of
AMERICAN CAMPUS COMMUNITIES, INC.:
The 2019 Annual Meeting of Stockholders of American Campus Communities, Inc., a Maryland corporation, will be held at our corporate office located at 12700 Hill Country Blvd., Suite T-200, Austin, Texas, on Wednesday, May 1, 2019, at 8:30 a.m. (Central Time) to consider and take action upon the following:

(i)	To elect eight directors to a one-year term of office expiring at the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(ii)	To ratify Ernst & Young LLP as our independent auditors for 2019;

(iii)	To hold an advisory vote on executive compensation; and

(iv)	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.
The enclosed proxy card is solicited by the Board of Directors, which recommends that our stockholders vote FOR the election of the nominees named therein and FOR approval, on an advisory basis, of the compensation of our named executive officers. The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of Ernst & Young LLP as our independent auditors for 2019. Please refer to the attached Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.
The Board of Directors has fixed the close of business on March 11, 2019, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.
Whether or not you plan to attend the Annual Meeting in person, please mark, execute, date and return the enclosed proxy card in the postage-prepaid envelope provided. Should you attend the Annual Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person.
By Order of the Board of Directors,
/s/ Daniel B. Perry
DANIEL B. PERRY
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Austin, Texas
March 20, 2019

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 1, 2019

This Proxy Statement, Annual Report to Stockholders and Annual Report on Form 10-K for the
fiscal year ended December 31, 2018 are available in the Investor Relations section of our website at www.AmericanCampus.com under “SEC Filings.”

i

American Campus Communities, Inc.
12700 Hill Country Blvd., Suite T-200
Austin, Texas 78738
__________________________
PROXY STATEMENT
__________________________
The accompanying proxy card, to be mailed to stockholders together with the Notice of Annual Meeting of Stockholders and this Proxy Statement on or about March 25, 2019, is solicited by the Board of Directors of American Campus Communities, Inc. (the “Company”) in connection with the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 1, 2019.
PROXY STATEMENT SUMMARY
The following summary highlights important information you will find in this Proxy Statement regarding matters to be considered at the Annual Meeting. As it is only a summary, please read the other information contained in this Proxy Statement before you vote.
Governance Highlights
The Board of Directors and the Company are committed to strong corporate governance which promotes the long-term interests of stockholders, strengthens management and director accountability and helps to maintain public trust in the Company. The "Governance of the Company" section describes the governance framework, which includes the following highlights:

• Separate Chief Executive Officer and Independent Chairman of the Board	• Risk oversight by full board and committees and independent Risk and Strategic Planning Committee

• Annual election of directors by majority vote, with a plurality carve-out in the case of contested elections	• No directors or executive officers involved in material related party transactions

• Prohibition on a classified board structure	• Limits on board service
• Independent director nominees comprise 88% of the Board and 100% of the Audit, Compensation, Nominating and Corporate Governance, and Risk and Strategic Planning Committees
•    Director and senior officer stock ownership guidelines, which include a prohibition on the sale by senior officers of vested restricted stock awards until the applicable ownership guideline has been met, and a requirement that the Chief Executive Officer own common stock having a market value of at least six times his annual base salary

• Robust director selection process, which resulted in two new independent directors joining the Board during 2018, increasing female representation of current director nominees to 25%	• Prohibition on repricing options and stock appreciation rights

• Regular director performance assessment and annual board and committee evaluations	• Prohibition on cash buyouts of underwater options and stock appreciation rights

• Ongoing succession planning for directors, the Chief Executive Officer and other executive officers	• Anti-hedging and anti-pledging policies

• Independent directors approve the primary risk policies as reflected in the charter of the Risk and Strategic Planning Committee	• Clawbacks to recoup compensation

• Regular executive sessions of independent directors	• Proxy access provision in Bylaws, which permits stockholders to amend Bylaws

2018 Executive Compensation
The Company’s executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established Company and tailored individual goals consistent with the Company’s strategic plan and to link compensation to Company performance. Executives are primarily compensated through base salary, annual cash incentive compensation and long-term equity incentive compensation. The Company’s executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation so that the vast majority of total direct compensation is variable and not guaranteed, as displayed below in the visual diagram of 2018 target compensation for the Chief Executive Officer, or CEO, and other named executive officers or NEOs. In addition, a significant percentage of incentive compensation is in the form of equity awards granted to reward performance. Although these performance-based equity awards are fully earned at the time of grant, a substantial portion of the awards vests over time, furnishing additional retention benefits and achieving enhanced alignment with stockholders. We believe this structure appropriately focuses the executive officers on the creation of long-term value and encourages prudent evaluation of risks.
Our stockholders have consistently supported our executive compensation program. At our 2018 Annual Meeting of Stockholders, 93% of the votes cast were voted in favor of our resolution seeking advisory approval of our executive compensation. Over the last five years, stockholder support for our advisory vote on executive compensation has averaged 93%, with no year below 86%. While we have consistently had strong stockholder support for our executive compensation program, the Compensation Committee does use an independent compensation consultant to review the structure of our compensation program, and to assess the effectiveness of our program in aligning executive and stockholder interests.

Pay-At-Risk: 2018 Direct Compensation Target

2018 Executive Compensation Decisions
In 2018, compensation decisions once again reflected strong alignment between pay and performance. In determining the incentive compensation paid to active named executive officers for 2018, the Compensation Committee rigorously evaluated Company and individual performance relative to the pre-established measures and goals under the annual cash and long-term equity incentive plans.
For 2018, annual cash incentive compensation for named executive officers was subject to each executive’s individual performance, departmental performance, the overall performance of the Company and the advancement of the Company’s long-term strategic initiatives. The determination reflected the achievement of pre-established measures related to transactional, operational, financial and strategic objectives that served as the underlying assumptions in the Company’s stated earnings guidance, such as growth of net operating income, or NOI, operating margin improvement, the achievement of development yields, quality external growth, targeted joint ventures and/or dispositions and rental revenue growth.
Also for 2018, 50% of the value of long-term equity incentive awards for named executive officers was determined exclusively by achievement of absolute total stockholder return (“TSR”), three-year relative TSR, and funds from operations-modified, or FFOM, per share. These quantitative performance metrics are not subject to Compensation Committee or Board discretion. The other 50% was predicated on performance metrics that enable the Compensation Committee to exercise discretion in rewarding actions that preserve long-term stockholder value while discouraging excessive risk-taking. The Compensation Committee and the independent members of the Board believe that this equal weighting, between a fixed quantitative evaluation of performance and a more qualitative evaluation, provides the appropriate incentive structure and balance to drive long-term stockholder value and discourage excessive risk-taking. The Compensation Committee and the independent members of the Board will continue to evaluate the long-term incentive plan in the context of the overall executive compensation program, business needs and feedback from stockholders.
In 2018, the Company accomplished significant financial objectives and milestones, including:

•	Achieving record levels in total revenue and FFOM

•	Leading the sector in leasing for the 14th consecutive year with a 2018/2019 academic year same store lease-up that achieved 97% occupancy and 3.6% opening rental revenue growth

•	Producing same store NOI growth for the 14th consecutive year (every year since becoming a public company in 2004)

•
Delivering ten new owned development and presale development projects into service on-schedule, totaling $669.9 million in development cost, the largest development delivery year in the Company’s history, with the six new owned development projects completed 1% under budget

•
Executed an agreement to develop a $615 million, 10,440-bed housing project for college students participating in the Disney College Program, which is currently scheduled to be delivered in multiple phases through 2023

A reconciliation of net income to FFOM and NOI for the year ended December 31, 2018, is contained in the 2018 Annual Report on Form 10-K and in the earnings release furnished on a Current Report on Form 8-K filed on February 20, 2019.
This discussion of the Company, its business and individual measures are used in assessing performance. These measures are discussed in the limited context of the executive compensation program. You should not interpret them as statements of the Company’s expectations or as any form of guidance. We caution you not to apply the statements or disclosures made in this Proxy Statement in any other context.

2018 Compensation Practices at a Glance

✓ DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance measures that drive stockholder value	✗ DO NOT base incentive awards on a single performance measure, thereby discouraging unnecessary or excessive risk-taking
✓ DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation, with strong emphasis on performance-based incentive awards	✗ DO NOT provide guaranteed minimum payouts or uncapped award opportunities
✓ DO have a robust peer selection process and benchmark executive compensation to target the median of the comparative group of peer companies	✗ DO NOT reprice or permit cash buyouts of underwater stock options
✓ DO require executive officers and directors to own and retain shares of common stock that have significant value to further align interests with stockholders	✗ DO NOT provide executive officers with excessive perquisites or other personal benefits
✓ DO enhance alignment with long-term shareholder value and executive officer retention with 5-year vesting schedules for equity incentive awards earned for prior-year performance	✗ DO NOT provide executive officers with pension or retirement benefits other than pursuant to a 401(k) plan and a deferred compensation plan
✓    DO enable the Board to “claw back” incentive compensation in the event of an accounting restatement due to material non-compliance with financial reporting requirements as a result of misconduct by executive officers
✗ DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in the Company’s securities
✓ DO prohibit new tax gross-up arrangements under anti-tax gross-up policy	✗ DO NOT provide accelerated vesting upon a change of control under the 2018 Incentive Award Plan
✓ DO maintain a Compensation Committee comprised solely of independent directors	✗ DO NOT provide single-trigger change of control benefits
✓ DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters and establishing an appropriate peer group	✗ DO NOT permit executive officers and directors to hold the Company's securities in margin accounts or to otherwise pledge the securities to secure loans

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:
Election of eight directors to hold office for a one-year term, ratification of Ernst & Young LLP as the Company’s independent auditors for 2019 and approval of an advisory vote on executive compensation.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on March 11, 2019 are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:
Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, the proxy holders named on your proxy card will vote your shares in favor of all of the director nominees, in favor of the ratification of Ernst & Young LLP as the Company’s independent auditors for 2019 and in favor of approval, on an advisory basis, of the compensation of the named executive officers. You may change your vote or revoke your proxy at any time before the Annual Meeting by submitting written notice to the Secretary, submitting another proxy that is properly signed and later dated or voting in person at the Annual Meeting. In each case, the later submitted votes will be recorded and the earlier votes revoked. If you hold your shares in street name, please follow the procedures required by your bank, broker or other nominee to revoke a proxy. You should contact that firm directly for more information on these procedures.

Under New York Stock Exchange rules, the proposal to ratify the appointment of independent registered public accountants is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the meeting.
In their discretion, the proxy holders are authorized to vote on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than the proposals described in this Proxy Statement. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Q:	Is my vote confidential?

A:
Yes. Proxy cards, ballots and voting tabulations that identify individual stockholders are confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

Q:	Who will count the vote and how are votes counted?

A:
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and withheld votes and abstentions. In order to be elected as a director, a nominee must receive a majority of the votes cast at the Annual Meeting at which a quorum is present. For election of directors, abstentions and broker non-votes will not affect the vote outcome. In order for Ernst & Young LLP to be ratified as the Company’s independent auditors for 2019 and for the advisory vote on executive compensation to be approved, the respective proposal must receive a majority of the votes cast at the Annual Meeting at which a quorum is present. For ratification of the independent auditors for 2019, an abstention will have the same effect as an “Against” vote and, as this is a routine matter, there will not be any broker non-votes. For approval of the advisory vote on executive compensation, an abstention will have the same effect as an “Against” vote, but a broker non-vote will not affect the vote outcome. “Broker non-votes” are proxies from brokers or other nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares that are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

Q:	What constitutes a quorum?

A:
As of the record date for the Annual Meeting, 137,213,092 shares of common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in determining the presence of a quorum.

Q:	Who can attend the Annual Meeting?

A:	All stockholders of record as of March 11, 2019 can attend.

Q:	Who pays for this proxy solicitation?

A:
The Company will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of the Company’s common stock in their names that are beneficially owned by others to forward to these beneficial owners. Persons representing beneficial owners may be reimbursed for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by the Company’s directors, officers or employees. The Company will not pay any additional compensation to directors, officers or employees for such services.

PROPOSAL 1 –
ELECTION OF DIRECTORS

The Board recommends you vote FOR each of the nominees listed.
ELECTION OF DIRECTORS
There are currently nine directors on the Board, William C. Bayless, Jr., William Blakeley Chandlee III, G. Steven Dawson, Cydney C. Donnell, Mary C. Egan, Edward Lowenthal, Oliver Luck, C. Patrick Oles,Jr., and John T. Rippel. Mr. Chandlee has decided to not stand for re-election to the Board of Directors at the Annual Meeting in order to focus on other opportunities. Each of the other current directors has been nominated for re-election to the Board. The Board is currently contemplating adding an additional director in the future. The employment agreement with Mr. Bayless provides that he will be nominated as a director. See “Executive Compensation – Employment Contracts” for additional information. Directors elected at the Annual Meeting will hold office for a one-year term.
All nominees have consented to serve as directors. The Board has no reason to believe that any of the nominees will be unable to act as director. However, if a director is unable to stand for re-election, the Board may either reduce the size of the Board or the Nominating and Corporate Governance Committee may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.
Directors are elected by a majority of the votes cast at the Annual Meeting. Each share of common stock is entitled to one vote for each of the eight director nominees. Cumulative voting is not permitted.
BOARD OF DIRECTORS
Board Composition
The Nominating and Corporate Governance Committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of the business. Each of the nominees for election as a director at the Annual Meeting holds or has held senior executive positions in large, complex organizations and has experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Each director also has experience serving on or advising boards of directors and board committees of other organizations and has an understanding of corporate governance practices and trends.
In addition to the above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

Skills and Experiences Support Our Long-Term Strategy
Investment Expertise	Real Estate Expertise
Legal/Regulatory	Strategic Planning
Public and Private Capital Markets Experience	Technology/Innovation
Public Company Executive Experience	University and Government Relations

The Nominating and Corporate Governance Committee also believes that each of the nominees has other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to serve on the Board and its committees. The Nominating and Corporate Governance Committee takes into account diversity considerations (as discussed below in “Board Diversity”) in determining the director nominees and planning for director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations. Each of the nominees, other than Mr. Bayless, is independent of the Company and its management.
As set forth below, our director nominees exhibit a balanced mix of independence, tenure, gender diversity, age, and financial expertise.

Independence	88%		12%

	< 5 years	5 - 10 years	> 10 years
Tenure	3	1	4

	Female	Male
Gender diversity	25%	75%

	50-60	60-70	70+
Age	4	3	1

Financial expert (1)	63%		37%
(1) As such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

William C. Bayless, Jr. has been Chief Executive Officer since October 2003 and also served as President from October 2003 to January 2017. Bill is a co-founder of the Company and participated in the founding of the student housing business of its predecessor entities. Bill served as Executive Vice President and Chief Operating Officer of the predecessor entities from July 1995 to September 2003, where he directed all aspects of the predecessor entities’ business segments including business development, development and construction management, acquisitions and management services. He served as the Company’s Vice President of Development from the inception of the predecessor entities in 1993 until July 1995. Bill served as the Director of Operations for Century Development’s student housing division from 1991 to 1993. From 1988 to 1991, Bill served as the Director of Marketing responsible for business development and marketing for the student housing division of Cardinal Industries. Bill began his career in student housing with Allen & O’Hara where he held the positions of Resident Assistant, Resident Manager and Area Marketing Coordinator from 1984 to 1988. Bill has served on the Advisory Board of Amherst Holdings, LLC since June 2018. Bill was instrumental in the formation of American Campus Charities Foundation, which supports charitable activities focused on disadvantaged youth and education in the Company's hometown of Austin, Texas, as well as in the local markets served by the Company's communities. The Foundation has raised in excess of $5 million for the causes consistent with its focus.  Bill also currently serves on the Board for the Rise School of Austin, which provides high quality early childhood education for gifted, traditional and developmentally delayed children in an inclusive setting, using individualized learning techniques. He received a B.S. in Business Administration from West Virginia University. Age: 54.
Areas of Relevant Experience: Ability to lead the organization; detailed knowledge and unique perspective and insights regarding the student housing industry and the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and the business.

William C. Bayless, Jr. CEO & Director since 2004 Committees: Executive

G. Steven Dawson is a private investor focused on real estate, energy, financial services and other commercial interests in the US and Canada. He has significant experience serving on the boards of directors of numerous public and private companies over the past 19 years. From 1990 to 2003 he served as the Chief Financial Officer of Camden Property Trust (NYSE:CPT) and its predecessors. Camden is a large multifamily REIT based in Houston with apartment operations, construction and development activities throughout the United States. Steve currently serves on the boards of Cohen & Co. (NYSE American: COHN), a financial services firm specializing in fixed income and structured credit securities trading, securitizations, management, and advisory operations in the U.S. and Europe, and Medical Properties Trust (NYSE: MPW), a hospital/healthcare REIT with hospital properties in the U.S., Australia and Europe. Steve holds a degree in business from Texas A&M University, where he serves on the Real Estate Roundtable of the Mays Graduate School of Business. Age: 61.

Areas of Relevant Experience: Financial reporting; accounting and controls; REIT management; real estate operations, investment and development.

G. Steven Dawson Director since 2004 Committees: Audit, Compensation

Cydney C. Donnell has been the Director of Real Estate Programs and an Executive Professor at the Mays Business School of Texas A&M University, and has served as Associate Department Head of the Finance Department since February 2011. Cydney has taught various subject matters, including real estate finance, investments and corporate governance, since August 2004. Cydney was formerly a principal and Managing Director of European Investors/E.I.I. Realty Securities, Inc. Cydney served in various capacities at EII and was Chair of the Investment Committee from 2002 to 2003, the Head of the Real Estate Securities Group and Portfolio Manager from 1992 to 2002 and Vice-President and Analyst from 1986 to 1992. Cydney served on the Board of European Investors Holding Company from 1992 to 2005. Prior to joining EII, she was a real estate lending officer at RepublicBanc Corporation in Dallas from 1983 to 1986. Cydney currently serves on the board of Pebblebrook Hotel Trust (NYSE:PEB), a hotel REIT. She served on the Board of Directors of Madison Harbor Balanced Strategies Inc., a closed-end investment fund registered under the Investment Company Act of 1940 and a REIT from 2005 to 2017. In 2007, Cydney was appointed to the Employees Retirement System of Texas Board of Trustees by Governor Rick Perry, and her term ends in May 2019. Cydney has served on the Board and Institutional Advisory Committee of the National Association of Real Estate Investment Trusts, or NAREIT. She has also served in various leadership capacities for The Association of Former Students of Texas A&M University and the Junior League of the City of New York. Cydney received a B.B.A. from Texas A&M University and an M.B.A. from Southern Methodist University. Age: 59.
Areas of Relevant Experience: Financial investment and services; REITs; corporate governance; university operations; strategic planning.

Cydney C. Donnell Director since 2004 Committees: Compensation, Executive, Risk and Strategic Planning

Mary C. Egan is currently the founder and president of Customer Centric Research and Strategy, a boutique management consulting firm serving the consumer sector. In 2013, Egan founded Gatheredtable (a software company providing customized meal planning consumer subscriptions), serving as the chief executive officer through the recent strategic exit to Medifast (NYSE: MED). From 2010 to 2012, Ms. Egan served as the chief strategy officer for Starbucks Corporation (NASDAQ: SBUX), a global coffee retailer, where she also led corporate development as well as the food category. From 1997 through 2010, Egan was a managing director at The Boston Consulting Group (BCG), a global management consulting firm. At BCG, Egan specialized in aggressive growth strategies in partnership with consumer-facing businesses. Egan currently serves on the Board of Directors of Noodles & Company (NASDAQ: NDLS), a fast-casual restaurant concept. She holds a BA from Barnard College, Columbia University, an MSEd from Bank Street Graduate School of Education and an MBA from Columbia Business School. Age: 50.
Areas of Relevant Experience: Strategic planning; technology; business development and leadership.

Mary C. Egan Director since 2018 Committees: Risk and Strategic Planning

Edward Lowenthal has served as the Independent Chairman of the Board since August 2015. He has been President of Ackerman Management LLC since April 2002, a private investment management and advisory company with particular focus on real estate and other asset-based investments. Ed was a founder and served as the President of Wellsford Real Properties, Inc. (NYSE:WRP) from 1997 until 2002, which owned and operated multifamily apartments throughout the United States. Ed currently serves as a director of Omega Healthcare Investors, Inc. (NYSE:OHI), a healthcare REIT. Ed serves as non-executive Chairman of Tiburon Lockers, Inc., a privately-held owner and operator of rental locker systems, and as a trustee of The Manhattan School of Music. He received a B.A. degree from Case Western Reserve University and a J.D. degree from Georgetown University Law Center, where he was an editor of the Georgetown University Law Journal. Age: 74.
Areas of Relevant Experience: Real estate investment and development; REIT management; law.

Edward Lowenthal Director since 2004 Committees: Executive, Compensation, Nominating and Corporate Governance

Oliver Luck has served as Chief Executive Officer and Commissioner of the XFL since June 2018. From January 2015 to June 2018, Oliver was the Executive Vice President for Regulatory Affairs and Strategic Partnerships of the National Collegiate Athletic Association (NCAA). From 2010 to January 2015, he was the Athletic Director of West Virginia University. From 2006 to 2010, Oliver was the President/General Manager of the Houston Dynamo of Major League Soccer. From 2001 to 2005, Oliver was the Chief Executive Officer of the Harris County-Houston Sports Authority, where he oversaw the financing, construction and management of professional sports and entertainment infrastructure in Houston, including Minute Maid Park, Reliant Stadium and Toyota Center. Oliver worked for the National Football League from 1990 to 2001, where he served in a variety of positions, including Vice President of Business Development and President and Chief Executive Officer of NFL Europe. Oliver played quarterback for the Houston Oilers from 1982 to 1986. He is currently a member of the National Football League Player Safety Advisory Panel, and served as a member of the College Football Playoff Selection Committee and in various capacities in a number of university and community associations. He was a finalist to be a Rhodes Scholar, a National Football Foundation Scholar and a two-time Academic All-American who received a B.A. degree from West Virginia University and a J.D. degree from University of Texas School of Law. Age: 58.

Areas of Relevant Experience: University management; business development and leadership; law.

Oliver Luck Director since 2012 Committees: Nominating and Corporate Governance, Risk and Strategic Planning

C. Patrick Oles, Jr. has been the President and Chief Executive Officer of Barshop & Oles Company, a privately-owned, Texas-based commercial real estate development, investment and management firm, since 1983. Pat served on the senior staff of the Governor of Texas, William P. Clements, Jr., as Director of Governmental Appointments, from 1980 to 1982. Pat has been involved in numerous governmental, business and civic organizations, including ten years of service on the Board of Directors of the Lower Colorado River Authority and as a founding member and Chairman of the Board of Trustees of the Texas Parks & Wildlife Foundation. He was a member of the Advisory Board of Directors of JPMorgan Chase, Chairman of the local chapter of the Young Presidents Organization and a Trustee of the Texas Nature Conservancy. Pat currently serves as a member of the Board of Directors of SouthWest Water Company, a privately-owned provider of water and wastewater services, as a member of the Executive Committee of the Seton Fund, as a member of the Development Board of the McCoy College of Business Administration of Texas State University and as Chair of the UT Elementary School Development Council. Pat received a B.B.A. from the University of Texas at Austin, and now holds the McCoy Professorship for Studies in Entrepreneurship in the McCoy College of Business Administration at Texas State University. Age: 64.

Areas of Relevant Experience: Real estate investment and development; governmental interactions.

C. Patrick Oles, Jr. Director since 2014 Committees: Audit, Executive

John T. Rippel is a founding partner of Alliance Residential Company, one of the largest private U.S. multifamily companies, and has been its Chief Investment Officer since 2001 with responsibility for identifying development opportunities and directing the acquisition process for existing communities throughout the country. John began his multifamily career in 1982 as the partner in charge of south Texas development and acquisition for Trammell Crow Residential. In 1994, he led his division to the successful initial public offering of Gables Residential, where he served as a director and its President and Chief Operating Officer. Prior to joining Trammell Crow Residential, John was a CPA with Kenneth Leventhal Company, a national public accounting firm which is now a part of Ernst & Young. John obtained his BBA from the University of Texas at Austin. Age: 64.

Areas of Relevant Experience: Real estate investment and development; REIT management; financial reporting.

John T. Rippel Director since 2018 Committees: Audit

Consideration of Director Nominees
The Nominating and Corporate Governance Committee will consider appropriate nominees for director whose names are submitted in writing by a holder of the Company’s common stock. Nominations must be addressed to Chairman of the Nominating and Corporate Governance Committee, c/o American Campus Communities, Inc., 12700 Hill Country Blvd., Suite T-200, Austin, Texas 78738, indicating the nominee’s qualification and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director. In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in the Company’s bylaws.
The Chairman of the Board or the Chief Executive Officer or Board of Directors may call a special meeting of the stockholders. A special meeting of stockholders will be called upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting, provided that such written request complies with the requirements set forth in the Company’s bylaws.
The committee considers nominees for the Board from any reasonable source, including current Board members, stockholders or other persons. In 2018, the Nominating and Corporate Governance Committee retained a third party to assist in the identification process for independent directors.
Each of the current directors has been nominated for election as director at the 2019 Annual Meeting, other than Mr. Chandlee, who decided to not stand for re-election to the Board of Directors at the Annual Meeting.

GOVERNANCE OF THE COMPANY
Board Independence and Meetings
Board Governance Documents. The Board maintains charters for all committees. In addition, the Board has adopted a written set of corporate governance guidelines and a code of business conduct and ethics. To view the committee charters, corporate governance guidelines and code of business conduct and ethics, please visit www.AmericanCampus.com. The Board has adopted and adheres to corporate governance practices that the Board and senior management believe promote the highest standards of integrity, are sound and represent best practices. The Board of Directors periodically reviews these governance practices, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities.
Independence. There are eight nominees for director. The Board of Directors has determined, after considering all of the relevant facts and circumstances, that seven nominees (Messrs. Dawson, Lowenthal, Luck, Oles and Rippel, and Ms. Donnell and Ms. Egan) are independent, as “independence” is defined by the New York Stock Exchange. This means that none of the independent directors has any direct or indirect material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. As a result, the Board has a majority of independent directors on the Board as required by the listing requirements of the New York Stock Exchange.
Executive Sessions. Non-employee directors have regularly scheduled executive sessions in which they meet without the presence of management or management directors. These executive sessions typically occur before or after each regularly scheduled meeting of the Board of Directors. Any independent director may request that an additional executive session be scheduled. The presiding director of these executive sessions is the Independent Chairman of the Board, Mr. Lowenthal.
Board Leadership Structure; Separate Independent Chairman of the Board
Since the 2004 IPO, the roles of Chief Executive Officer and Chairman of the Board have been separate. Currently, Mr. Lowenthal serves as the Chairman of the Board and Mr. Bayless serves as a director and Chief Executive Officer. The Board of Directors believes this is the most appropriate structure for us at this time because it makes the best use of Mr. Lowenthal’s skills and experience gained over a distinguished career, including as a founder and President of Wellsford Real Properties, Inc.
Board’s and Committees’ Roles In Risk Oversight
The Board, as a whole, has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant committees that report on their deliberations to the Board. The oversight responsibility of the Board and its committees is enabled by management's reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational (including those related to cybersecurity), financial (accounting, credit, liquidity and tax), legal, regulatory, compliance, health, safety and environment, and reputational risks. The Board and its committees oversee risks associated with their respective principal areas of focus, as summarized in the following Board Committee table. Each committee meets in executive session with key management personnel and representatives of outside advisors (for example, the head of Internal Audit meets in executive session with the Audit Committee).

Corporate Responsibility
Corporate responsibility is fundamental to the Company’s mission to consistently provide every resident and team member with an environment conducive to healthy living, personal growth, academic achievement and professional success. This mission drives our ESG (environmental, social and governance) vision of creating healthy, sustainable environments with a sense of community and connection by giving back, investing in our employees and driving long-term value for all stakeholders.
During 2018, the Company formed a multi-functional ESG Committee sponsored by our President and engaged a third-party ESG consultant. Working together, the committee and our consultant are conducting an initial ESG evaluation of the Company’s existing strengths, weaknesses, opportunities and threats, performing an entity-level ESG analysis and benchmarking our existing practices versus those publicly disclosed from a selection of peers. Additional information regarding the Company’s ESG initiatives may be found online at www.AmericanCampus.com at About Us (although none of the information on the Company’s website is incorporated into this Proxy Statement by reference).
Board Committees
The following table identifies each committee of the Board, its key function, its primary areas of risk oversight and the number of meetings held during 2018. A copy of the charter for each of these committees is available on the Company’s website at www.AmericanCampus.com.

COMMITTEE	KEY RESPONSIBILITIES	2018 MEETINGS

Board of Directors	Strategic oversight	5 (1)
Corporate governance
Stockholders' advocacy
Primary areas of oversight:
▪ Strategic, financial and execution risks and exposures associated with annual operating and long term strategic plans, major litigation and regulatory exposures
▪ Other current matters that may present material risk to the Company's operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews)

Audit	Overseeing the integrity of the Company's consolidated financial statements and its compliance with legal and regulatory requirements	8

Audit Committee Report: Page 58	Assessing the independent auditor's qualifications, independence, and performance

Charter last amended October 2013	Reviewing, as it deems appropriate, the adequacy of the Company's systems of disclosure controls and internal controls regarding financial reporting and accounting

Sole authority to appoint and replace the independent auditors (who report directly to the committee), approve the engagement fee of the independent auditors, and pre-approve the audit services and any permitted non-audit services that the independent auditors may provide to the Company

Primary areas of oversight:

▪
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters

COMMITTEE	KEY RESPONSIBILITIES	2018 MEETINGS

Compensation	Establishing the Company's general compensation philosophy	5

Compensation Committee Report: Page 31	Overseeing the Company's compensation programs and practices including any employment, severance and termination agreements, or arrangements with any Named Executive Officer

Charter last amended June 2013	Reviewing and approving corporate goals and objectives relevant to the compensation of Named Executive Officers

	Evaluating annually the performance of the Named Executive Officers in light of the goals and objectives

	Determining the compensation level of each Named Executive Officer based on this evaluation

	Primary areas of oversight:
	▪ Risks and exposures associated with leadership assessment and executive compensation programs and arrangements, including incentive plans

Executive	Approving, subject to certain limitations, acquisitions, financings, and dispositions	0
	Authorizing the execution, subject to certain limitations, of certain contracts and agreements, including those relating to the borrowing of money

Exercising generally all other powers of the Board, except for those that require action by all directors or the non-employee directors under the Company's articles of incorporation, bylaws or applicable law

Nominating and Corporate Governance	Assisting the Board in promoting the Company's and the stockholders' best interests through the implementation of sound corporate governance principles and practices	4

Charter last amended March 2010	Identifying individuals qualified to become Board members, consistent with criteria approved by the Board and recommending to the Board the director nominees for the next Annual Meeting

	Developing and recommending to the Board a set of corporate governance principles applicable to the Company

	Overseeing the evaluation of the Board and management

	Conducting annual succession planning for the CEO and other executive officers

	Primary areas of oversight:
	▪ Risks and exposures relating to programs and policies concerning corporate governance and succession planning

COMMITTEE	KEY RESPONSIBILITIES	2018 MEETINGS

Risk and Strategic Planning	Assessing the Company's risk appetite and crisis management strategy relating to key risks	4

Charter last amended August 2015	Creating guidelines, policies and processes for assessing, managing, monitoring and mitigating such risks

	Approving plans for detecting, responding to and mitigating security breaches

	Establishing, approving and monitoring the Company’s strategic business plan

	Primary areas of oversight:
	▪ The Company's risk governance structure
	▪ Policies and processes for risk assessment and risk management, including those related to the Company's business strategies, cyber systems, litigation, assets, and controls
	▪ Evaluating the Company's risk appetite and strategy relating to key risks and guidelines, policies and processes for assessing, managing, monitoring and mitigating such risks
	▪ Plans for detecting, responding to and mitigating security breaches
	▪ Crisis management policies and procedures
	▪ Risks associated with deviating from the Company’s strategic plan and core competencies
(1) All directors attended at least 75% of the total number of meetings of the Board and committees, collectively, on which they served during 2018. All directors are encouraged to attend the Annual Meeting. All the persons then serving as members of the Board attended the 2018 Annual Meeting.

Committee Charting
The following table graphically displays the current directors, the current committee members, the respective committee chair, the independent members and Audit Committee financial experts (as such term is defined in Item 407(d)(5)(ii) of Regulation S-K), based on their expertise in accounting and financial management. Each member of the Nominating and Corporate Governance, Compensation, Audit and Risk and Strategic Planning Committees satisfies the independence requirements of applicable law and the requirements of the SEC and NYSE.
Board and Committee Evaluations
The Board recognizes that a thorough, constructive evaluation process enhances the effectiveness of the Board and contributes to the implementation of the Company’s governance practice. It is important to take stock of Board, committee, and director performance and to solicit and act upon feedback received. As such, each director participates in the annual process outlined below.

1

CORPORATE GOVERNANCE REVIEW

Our Board Chairman and the Chair of our Nomination and Corporate Governance Committee examine our evaluation process to ensure that the process allows directors the opportunity to provide actionable feedback on the functioning of the Board as a whole as well as the performance of committees.

2

ANNUAL BOARD AND COMMITTEE EVALUATIONS

The Board and each committee conduct annual self-evaluations while also surveying and soliciting feedback regarding the aforementioned Board and respective committees.

3

BOARD AND COMMITTEE REVIEW

Our Chairman reviews the results of the Board evaluation, and each committee chairperson reviews the results of each committee evaluation. The Board also reviews the Nominating and Corporate Governance Committee's recommendations concerning the performance and effectiveness of the Board and each of its committees. The evaluations and summaries are shared and discussed with the full Board and each committee during executive sessions. The Nominating and Corporate Governance Committee will also review the individual directors as circumstances warrant.

4

BOARD SUMMARY

Summary of Board and Committee evaluation results to full Board.

5

FEEDBACK INCORPORATED

Policies and practices appropriately updated as a result of director feedback.

Director Qualifications; Limits on Board Service
The Nominating and Corporate Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. In addition to qualities of intellect, this assessment includes integrity and judgment, business experience and knowledge, reputation and character, issues of diversity (as discussed below), relevant industry and trade association knowledge and participation, accounting and financial expertise, public company experience and relevant legal and regulatory qualifications. The committee also seeks candidates who are willing to challenge management in a productive and constructive manner, and who possess the willingness and ability to devote the time and effort required to effectively serve on the Board. The committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time. The committee evaluates all nominees for director based on these criteria, including nominees that may be recommended by stockholders.
The Board recognizes that its members benefit from service on the boards of other companies. That service is encouraged, but it is also critical that directors have the opportunity to dedicate sufficient time to their service on our Board. To that end, individuals who serve on more than six other public company boards will not normally be asked to join the Board unless the Board determines that such simultaneous service would not impair the ability of such individual to effectively serve on the Board.
Term Limits; Retirement Age
The Guidelines on Governance provide that, as a general matter, non-employee directors will not stand for election to a new term of service at any Annual Meeting following their 75th birthday. However, the Board may approve exceptions to this practice when it believes it is in the Company’s interest to do so. The Board does not believe it should establish term limits for director service, instead preferring to rely upon the mandatory retirement age and the evaluation procedures described below as primary methods of ensuring that each director continues to act in a manner consistent with the best interests of the Company, stockholders and the Board. The Board believes that term limits have the disadvantage of limiting valuable insights from directors who have been able to develop, over a period of time, a specialized understanding of student housing and, therefore, provide a beneficial contribution to the Board as a whole.
Board Diversity
The Nominating and Corporate Governance Committee considers the current composition of the Board in light of the diverse communities and geographies the Company serves and the interplay of a candidate’s or nominee’s experience, education, skills, background, gender, race, age, ethnicity, and other qualities and attributes with those of the other Board members. Consideration extends beyond the traditional notion of diversity to include a more broad range of experience, thought, perspectives, and competencies to enable effective board leadership. In implementing its practice of considering diversity of thought, more emphasis may be placed on attracting or retaining director nominees with certain specific competencies or experience, such as industry, regulatory, operational, or financial expertise, depending on the circumstances and the composition of the Company’s Board at the time. Gender, age, race, and ethnic diversity also have been, and will continue to be, a priority in the director nomination process as a board comprised of directors with widely-varying backgrounds provide a more robust and complex perspective and is better able to provide oversight in driving sustainable financial performance in the current complex and rapidly-evolving business environment. The Nominating and Corporate Governance Committee and independent members of the Board remain cognizant of the Board’s characteristics, monitoring the effectiveness of the current practice and focusing on its diverse priorities as the Board evolves and new candidates or nominees are considered. In 2018, the Board's diversity was enhanced with the appointment of Mary C. Egan, a proven leader with a wealth of strategic business consulting experience who expanded the Board's existing gender and age diversity, while providing additional diversity of thought and expertise to the Board.
Number of Directors; Director Vacancies
The bylaws provide that at any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may increase or decrease the number of directors, provided that there cannot be less than three directors. The tenure of office of a director will not be affected by any decrease in the number of directors. The bylaws also provide that if any or all the directors cease to be directors, any vacancy, other than vacancies that result from an increase in the number of directors or from the removal of a director, may in general be filled solely by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any vacancy that results from an increase in the number of directors constituting the entire Board of Directors may be filled by a majority of the entire Board of Directors. Any vacancy that results from the removal of a director may be filled either by a majority of the remaining directors or the Company’s stockholders. Any director elected to fill a vacancy will hold office until the next annual election of directors and until a successor is elected and qualified.
Stockholder Approval of Amendment of the Charter and Bylaws and Transactions Outside the Ordinary Course of Business
The Company’s charter, including its provisions on removal of directors, may be amended by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter. The Company’s bylaws may be amended by a majority of the directors or by the affirmative vote of at least a majority of all of the votes entitled to be cast on the matter.
The charter provides that the Company may not merge with or into another entity, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of the Company’s business unless the transaction or transactions are approved by the affirmative vote of the majority of all of the votes entitled to be cast on the matter, except if:

•
the merger will merge one of the Company’s 90% or more owned subsidiaries into the Company without amending the charter other than in limited respects and without altering the contract rights of the stock of the subsidiary (in which case only the approval of the Board of Directors and the board of directors of the subsidiary is necessary);

•	the Company is the successor corporation in a share exchange (in which case only the approval of the Board of Directors is necessary); or

•
the Company is the survivor in the merger and the merger does not change the terms of any class or series of the Company’s outstanding stock, or otherwise amend the charter, and the number of shares of stock of each class or series outstanding immediately before the merger does not increase by more than 20% of the number of shares of each such class or series of stock that was outstanding immediately prior to effectiveness of the merger (in which case only the approval of the Board of Directors is necessary).

Guidelines on Governance and Codes of Ethics
The Board has adopted Guidelines on Governance to address significant corporate governance issues. These guidelines provide a framework for the Company’s corporate governance initiatives and cover a variety of topics, including the role of the Board, Board selection and composition, Board committees, Board operation and structure, Board orientation and evaluation, Board planning and oversight functions and stock ownership guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.
The Board of Directors has also adopted a Code of Business Conduct and Ethics, which is designed to help officers, managers and employees resolve ethical issues in an increasingly complex business environment. It covers topics such as reporting unethical or illegal behavior, compliance with law, share trading, conflicts of interest, fair dealing, protection of the Company’s assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences and obtaining assistance to help resolve ethical issues. The Board also adopted a Code of Ethical Conduct for Senior Financial Officers, which is applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.
You may obtain a copy of the committee charters, Guidelines on Governance, Code of Business Conduct and Ethics and Code of Ethical Conduct for Senior Financial Officers at www.AmericanCampus.com.

Management Succession
Pursuant to the Company’s Guidelines on Governance, the Board undertakes regular and appropriate succession planning for the Chief Executive Officer and other executive officers, including policies and principles for selection and performance review for the Chief Executive Officer, as well as policies regarding succession in case of emergency or the retirement of the Chief Executive Officer. The Nominating and Corporate Governance Committee has reviewed the succession plans and reported on them to the Board.
Stockholder Outreach and Engagement
Engagement and transparency with stockholders is helpful in gleaning useful feedback on a wide variety of topics, including governance, compensation, stockholder communication, board composition, stockholder proposals, business performance and operations.
The Company regularly interacts and communicates with stockholders through a number of forums, including quarterly earnings presentations, SEC filings, annual meetings, investor conferences and web communications. Management's outreach efforts during 2018 included meetings with stockholders who collectively held a majority of the outstanding common stock. Additionally in 2018, members of senior management and the Board proactively engaged both passive and active stockholders in an ongoing annual review of the Company’s corporate governance policies, board composition, executive compensation program, sustainability initiatives, long-term business strategy and other topics.
The information received in regular stockholder interaction and through the Company’s proactive outreach program is shared regularly with management and the Board and is considered in the processes that set the Company’s governance practices and strategic direction. Stockholder feedback is also considered in refining and tailoring the public disclosure practices of the Company.

STOCKHOLDER ENGAGEMENT
TOPICS COVERED:
Operational, financial and strategic company objectives	Reputational risk
Board composition, qualifications, skills, diversity and leadership structure	Executive compensation policies and design
Board evaluations and refreshment	Risk management, including cybersecurity
Regulatory considerations	Corporate governance trends, including ESG considerations
Disclosure best practices
Stockholder Communications
Stockholders and interested parties who wish to communicate with any member of the Board of Directors may do so in writing to the following address:
Mr. Edward Lowenthal
Chairman of the Board
c/o American Campus Communities, Inc.
12700 Hill Country Blvd., Suite T-200
Austin, Texas 78738

Mr. Lowenthal will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. Mr. Lowenthal will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. Mr. Lowenthal will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication as appropriate.

Stock Ownership Guidelines
To further support the Company’s goal of achieving a strong link with stockholders, directors are strongly encouraged to purchase and hold shares of common stock with a market value equal to or greater than $350,000 within five years of their election to the Board. This was increased from $250,000 in 2017 based on a review of comparative stock ownership guidelines of the Company's peer group. Additionally, senior officers (which currently total 29 persons) are strongly encouraged to acquire and hold shares of the Company’s common stock having a market value equal to or greater than the following amounts within three years of becoming a senior officer:

Chief Executive Officer	6 times annual base salary

President or Executive Vice President	3 times annual base salary

Senior Vice President	1 times annual base salary
Operating partnership units, options, restricted stock awards, units subject to vesting, settlement or forfeiture, and shares held in the Company’s deferred compensation plan count towards the recommended levels. Once a director or senior officer meets the stock ownership guidelines, periodic market declines in the value of the Company’s common stock will not adversely affect any previous determination by the Board that the stock ownership guidelines had been met by the director or senior officer. In addition, senior officers must hold, and may not sell, any vested restricted stock awards until the applicable stock ownership guideline has been met. As of the record date all directors and senior officers were in compliance with the stock ownership guidelines.
Short Selling, Hedging and Pledging Prohibitions
Directors and officers may not make “short sales” of any of the Company’s equity securities. “Short sales” are defined as sales of securities that the seller does not own at the time of the sale, or, if owned, securities that will not be delivered for a period longer than 20 days after the sale. In addition, the Company’s directors and officers may not engage in transactions in derivatives of the Company’s equity securities, including hedging transactions, and may not pledge any of the Company’s equity securities.
Repricing and Cash Buyouts of Underwater Options and Stock Appreciation Right Prohibitions
The 2018 Incentive Award Plan and Corporate Governance Guidelines prohibit the repricing of options to purchase the Company’s common stock and stock appreciation rights. The exercise price for options or stock appreciation rights will not be lowered even if the current market price of the Company’s common stock is below the exercise price. The 2018 Incentive Award Plan also prohibits cash buyouts of underwater options and stock appreciation rights. To date, the Company has not issued any stock options or stock appreciation rights.
Prohibition on Classifying the Board
The Company’s bylaws prohibit a future election to classify the Board pursuant to Section 3-803 of the Maryland General Corporation Law, which prohibition may not be repealed unless approved by stockholders by the affirmative vote of at least a majority of all the votes cast on the matter by stockholders entitled to vote on the matter.

COMPENSATION OF DIRECTORS
The table below sets forth the quarterly cash fees paid to non-employee directors for 2018:

Board Member (other than Chairman of the Board)
Quarterly Fee	$17,500

Chairman of the Board (1)
Quarterly Fee	23,750

Audit Committee
Chair Quarterly Fee	5,625

Compensation Committee
Chair Quarterly Fee	3,750

Nominating and Corporate Governance Committee
Chair Quarterly Fee	3,000

Risk and Strategic Planning Committee
Chair Quarterly Fee	3,000

(1)	The Chairman of the Board is not entitled to receive any committee fees.

On May 3, 2018, the date of the 2018 Annual Meeting, each then current member of the Board was re-elected and each non-employee director, other than the Chairman of the Board, received 2,921 restricted stock units, or RSUs, and the Chairman of the Board received 4,064 RSUs, valued at $39.37 per RSU, or a value of $115,000 and $160,000, respectively. All 2018 grants immediately vested and were settled in shares of the Company’s common stock and/or cash in lieu of the delivery of shares. As of December 31, 2018, no RSUs were outstanding.
Mr. Rippel and Ms. Egan received RSUs with a dollar value of $115,000 on March 8, 2018 and September 6, 2018, respectively, the dates on which they were appointed to the Board. On the date of the 2019 Annual Meeting, each non-employee director who is re-elected to the Board of Directors, other than the Chairman of the Board, will receive RSUs with a value of $117,500, and the Chairman of the Board will receive RSUs with a value of $162,500. The increased RSU amounts received by directors at the 2019 Annual Meeting were determined by the Compensation Committee after engaging an independent compensation consultant in 2018 to evaluate the cash and equity compensation for the Company’s Board of Directors as compared to peer companies. In addition to increasing the annual RSU grants for Board members, the Compensation Committee also determined it was appropriate to increase the quarterly Board member fees to $18,750 and the quarterly Chairman of the Board fees to $29,275, as well as the quarterly fees to the chairs of the Compensation Committee to $4,687 and the quarterly fees to the chair of the Nominating and Corporate Governance Committee $3,750 to better align the Company’s Board compensation levels with that of the Company’s peer group.
Members of the Board of Directors are also reimbursed for travel expenses incurred in connection with the Company’s business, including attendance at meetings of the Board and its committees.

The table below summarizes the compensation paid to each non-employee director for 2018:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	Total
William Blakeley Chandlee III	$82,000	$115,000	—	$197,000
G. Steven Dawson	92,500	115,000	—	207,500
Cydney C. Donnell	85,000	115,000	—	200,000
Mary C. Egan	39,946	115,000	—	154,946
Edward Lowenthal	95,000	160,000	—	255,000
Oliver Luck	82,000	115,000	—	197,000
C. Patrick Oles, Jr.	70,000	115,000	—	185,000
John T. Rippel (4)	74,667	230,000	—	304,667

(1)
William C. Bayless, Jr., Chief Executive Officer, is not included in this table as he is an employee and thus receives no compensation for his service as director. The compensation received by Mr. Bayless as an employee is shown in the Summary Compensation Table.

(2)
Represents aggregate grant date fair value of awards at date of grant. Assumptions used in the calculation of these amounts are included in note 12 to the Company’s audited financial statements for the year ended December 31, 2018 included in the annual report on Form 10-K for the year ended December 31, 2018. Certain shares have been deferred by the director pursuant to the deferred compensation plan as shown on the Security Ownership Table.

(3)	The Company does not have a pension plan. There were no earnings on nonqualified deferred compensation for directors that were above-market or preferential.
(4) Mr. Rippel received a stock award of $115,000 upon being appointed to the Board in March 2018, and received an additional stock award of $115,000 upon his re-election to the Board in May 2018.

EXECUTIVE OFFICERS
The Company’s executive officers are elected by the Board to serve at the pleasure of the Board or until their successors are elected and qualified. The following executive officers are not directors. For information regarding William C. Bayless, Jr., Chief Executive Officer, see “Board of Directors – Board Composition.”

Jennifer Beese has served as Executive Vice President and Chief Operating Office since January 2017. Jennifer served as Executive Vice President - Operations, Marketing and Leasing from October 2013 to January 2017, and as Senior Vice President of Leasing Administration from November 2007 to October 2013. Jennifer joined the Company in November 1999, previously holding the positions of Vice President of Leasing Administration, Director of Initial Operations, and Regional Manager. From 1994 to 1999, she held various property management positions with JPI. Jennifer holds a B.A. in History from Texas A&M University. Age: 45.

Jennifer Beese EVP & COO

Jorge de Cárdenas has served as Executive Vice President and Chief Technology Officer since May 2015. He served as Senior Vice President and Chief Technology officer from March 2012 to May 2015 and as Senior Vice President of Information Technology from August 2005 to March 2012, and joined the Company’s predecessor entities in January 2004 as Vice President of IT. Prior to joining the Company, Jorge served as Director of Product Management for Emerging Technologies at Visa where he was responsible for defining product strategies and delivering application services to a global market. Jorge began his career developing software for NASA at Lockheed Engineering and Science. From 1991 to 1994, Jorge was a co-founder and principal consultant of Everest Technologies, Inc., an Oil & Gas IT consulting firm which was sold to SAIC, Inc. Between 1994 and 2000, he served in various capacities at technology startup companies including software architect, support manager, professional services manager, product management, and marketing. Jorge received a B.S. in Computer Science with specializations in Mathematics and Management from Texas A&M University. Age: 55.

Jorge de Cárdenas EVP & CTO

James C. Hopke, Jr. has served as President since January 2017. Jim served as Executive Vice President and Chief Operating Officer from October 2014 to January 2017, as Executive Vice President-Asset Management from November 2013 to October 2014, as Executive Vice President-Project Management and Construction from November 2007 to November 2013 and as Executive Vice President and Chief Investment Officer from May 2005 to November 2007. From November 2002 to April 2005, Jim served as Vice President, Asset Management and Advisory Services for Wachovia Securities’ Real Estate Capital Markets group. From February 2000 to November 2002, he served as Senior Vice President, Acquisitions of the Company’s predecessor entities. Jim was previously a Vice President of JPI Development and Insignia Financial Group, and is a former MAI Member of The Appraisal Institute. Jim received a B.S. in Administrative Management from Clemson University. Age: 57.

James C. Hopke, Jr. President

Daniel B. Perry has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer since March 2017. Daniel served as Executive Vice President-Capital Markets from May 2011 to March 2017, as Senior Vice President-Capital Markets from November 2007 to May 2011 and as Vice President of Investments from February 2005 to November 2007. From 2002 to 2005, Daniel held positions in the investment banking division of Citigroup Global Markets, where he assisted with the successful completion of the Company’s initial public offering in 2004. From 1996 to 2001, he worked in the corporate finance divisions of BNP Paribas and NationsBank. Daniel holds a B.A. in Finance and Accounting from Texas A&M University and a M.B.A. from NYU’s Stern School of Business. Age: 45.

Daniel B. Perry EVP & CFO

William W. Talbot has served as Executive Vice President and Chief Investment Officer since November 2012 and currently oversees the Company’s acquisitions, dispositions, off campus development and on campus public-private partnership development functions. William served as Executive Vice President-Investments from May 2011 to November 2012 and Senior Vice President-Investments from August 2005 to May 2011. William joined us in August 2001 as Director of Acquisitions and has served in various capacities, including Director of Asset Management and Vice President of Investments. Prior to joining the Company, William was an Acquisitions Analyst for Lend Lease Real Estate Investments, Inc. from 1997 until 2001, where he was involved in acquisitions on behalf of pension fund clients. William received a B.A. in Economics and Spanish from Vanderbilt University. Age: 44.

William W. Talbot EVP & CIO

Kim K. Voss has served as Executive Vice President, Chief Accounting Officer and Assistant Secretary since January 2017. Kim served as Executive Vice President and Controller from May 2015 to January 2017 and is responsible for the Company’s accounting and financial reporting functions, including SEC reporting, technical accounting, internal controls, and financial systems implementation. She served as Senior Vice President and Controller from November 2007 to May 2015 and joined ACC in 2004 to help lead the Company’s accounting department through the initial public offering and transition to a publicly traded company. Kim began her career as an auditor with Arthur Andersen LLP in San Francisco, where her client base consisted primarily of REITs and other real estate entities. Prior to joining ACC, she served as an Assistant Controller with AMB Property Corporation (now Prologis). A Certified Public Accountant, Kim holds Bachelor of Business Administration and Master in Professional Accounting degrees from the University of Texas at Austin. Age: 43.

Kim K. Voss EVP & CAO

James E. Wilhelm III has served as Executive Vice President, Public-Private Transactions since January 2009 and spearheads the American Campus Equity (ACE™) program. From July 2007 to January 2009, he was Senior Vice President, Public-Private Transactions. From June 2003 to July 2007, Jamie worked for RBC Capital Markets’ public finance department where he served as the managing director of the higher education sector. Prior to that time, he was a managing director with Banc One Capital Markets (currently JPMorgan Capital Markets) and held positions at McDonald & Company Securities (currently KeyBanc Capital Markets) and The Ohio Company (currently Fifth Third Capital Markets). Jamie is a graduate of Miami University with a B.S. in Finance. Age: 55.

James E. Wilhelm III EVP Public-Private Transactions

SECURITY OWNERSHIP
The following table sets forth the number of all shares of common stock beneficially owned by each director, by each named executive officer, by each person known to beneficially own 5% or more of the Company’s outstanding common stock, and by all directors and executive officers as a group on March 11, 2019, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting power and sole dispositive power with respect to the shares shown unless otherwise indicated in the footnotes. Unless otherwise indicated, the address of each named person is c/o American Campus Communities, Inc., 12700 Hill Country Blvd., Suite T-200, Austin, Texas 78738.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership Number of Shares Beneficially Owned		Percent of Class

The Vanguard Group	19,695,372	(1)	14.4%
BlackRock, Inc.	16,980,316	(2)	12.4%
Capital Research Global Investors	9,431,971	(3)	6.9%
T. Rowe Price Associates, Inc	7,216,769	(4)	5.3%
William C. Bayless, Jr.	423,578	(5)	*
James C. Hopke, Jr.	93,349	(6)	*
William W. Talbot	111,034	(7)	*
Jennifer Beese	62,298	(8)	*
Daniel B. Perry	84,713	(9)	*
Edward Lowenthal	33,896	(10)	*
John T. Rippel	20,961		*
G. Steven Dawson	20,289	(11)	*
Cydney C. Donnell	18,983		*
Oliver Luck	14,368		*
C. Patrick Oles, Jr.	11,375	(12)	*
William Blakeley Chandlee III	7,535		*
Mary C. Egan	2,746		*
All directors and executive officers as a group (16 persons)	1,030,512		*

*	Less than one percent.

(1)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2018. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group possessed sole voting power over 189,835 shares, shared voting power over 161,620 shares, sole dispositive power over 19,481,623 shares and shared dispositive power over 213,749 shares.

(2)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2018. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. possessed sole voting power over 16,367,616 shares and sole dispositive power over 16,980,316 shares.

(3)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2018. Capital Research Global Investors is a division of Capital Research and Management Company. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071. Capital Research Global Investors possessed sole voting power and sole dispositive power over 9,431,971 shares.

(4)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2018. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price associates, Inc. possessed sole voting power over 1,226,086 shares and sole dispositive power over 7,216,769 shares.

(5)
Includes 196,708 unvested restricted stock awards (“RSAs”) and 52,500 common units of limited partnership interest in the Company’s Operating Partnership (“Common Units”). Such Common Units are immediately redeemable for cash or, at the Company‘s election, an equal number of shares of the Company’s common stock.

(6)	Includes 68,649 unvested RSAs. Also includes 9,737 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.

(7)	Includes 62,834 unvested RSAs and 3,800 Common Units. Such Common Units are immediately redeemable for cash or, at the Company’s election, an equal number of shares of the Company’s common stock.

(8)	Includes 49,094 unvested RSAs.

(9)	Includes 50,026 unvested RSAs.

(10)	Includes 12,720 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.

(11)
Includes 3,000 shares held in an individual retirement account for the benefit of Mr. Dawson’s spouse. Mr. Dawson, however, disclaims beneficial ownership of all of the foregoing shares. Also includes 10,289 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.

(12)	Includes 7,156 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during or with respect to 2018, the Company believes that all SEC filing requirements applicable to directors, officers and beneficial owners of more than 10% of the Company’s common stock were complied with in 2018.

EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee of American Campus Communities, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE

Cydney C. Donnell, Chair
G. Steven Dawson
Edward Lowenthal

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of the executive compensation philosophy, objectives and programs, the compensation decisions made under those programs and the factors considered by the Compensation Committee. The CD&A focuses on the compensation of the Named Executive Officers for 2018, who were:

Name	Title
William C. Bayless, Jr.	Chief Executive Officer
James C. Hopke, Jr.	President
William W. Talbot	Executive Vice President, Chief Investment Officer
Jennifer Beese	Executive Vice President, Chief Operating Officer
Daniel B. Perry	Executive Vice President, Chief Financial Officer
As in previous years, Named Executive Officers for 2018 were awarded compensation based on policies that closely link compensation to performance. These policies, in planned combination, generate rewards for achievement of high-level Company and individual performance and discourage excessive short-term risk taking. This balance is essential to align management with the long-term interests of stockholders.
This CD&A discusses the Company, its business and individual measures used in assessing performance. These measures are discussed in the limited context of the executive compensation program. You should not interpret them as statements of the Company’s expectations or as any form of guidance. We caution you not to apply the statements or disclosures made in this CD&A in any other context.
2018 Performance
The Compensation Committee views performance for compensatory purposes in two primary ways: (1) financial and operating performance including individual goals and objectives and results against the Company’s growth targets, and (2) returns to stockholders over time, both on an absolute basis and relative to other companies, including the compensation peer group (see “Compensation Consultant and Benchmarking”).
The 2018 compensation decisions made by the Compensation Committee reflect strong alignment between pay and performance with respect to the pre-established measures and goals under the annual cash and long-term equity incentive plans and the performance and contributions of the Named Executive Officers to the Company’s financial and operating performance during the year. In determining the incentive compensation paid to the Named Executive Officers for 2018, the Compensation Committee rigorously evaluated Company and individual performance relative to the pre-established measures and goals under the annual cash and long-term equity incentive plans.
In 2018, the Company celebrated its 25th anniversary and continued its long track record of creating value for stockholders. In doing so, we accomplished significant financial and strategic objectives and milestones, including:

•	Achieved record levels in total revenue and FFOM;

•	Leading the sector in leasing for the 14th consecutive year with a 2018/2019 academic year same store lease-up that achieved 97% occupancy and 3.6% opening rental revenue growth;

•	Produced same store NOI growth for the 14th consecutive year (every year since becoming a public company in 2004);

•
Delivered ten new owned and presale development projects into service on-schedule, totaling $669.9 million in development cost, the largest development delivery year in the Company’s history, with the six owned development projects completed 1% under budget;

•	Achieved 97% opening occupancy for the 10 new owned and presale development projects, resulting in full stabilization at opening;

•
Awarded ten new on-campus development projects including two American Campus Equity (ACE®) on-campus developments, seven third-party projects, and one project with a transaction structure to be determined;

•
Executed an agreement to develop a $615 million, 10,440-bed housing project for college students participating in the Disney College Program, which is currently scheduled to be delivered in multiple phases through 2023;

•	Increased the common dividend to $1.84 per share on an annualized basis, the sixth consecutive increase, representing dividend growth of over 36% since 2012.
A reconciliation of net income to FFOM and NOI for the year ended December 31, 2018, is contained in the 2018 Annual Report on Form 10-K and in the earnings release furnished on a Current Report on Form 8-K filed on February 20, 2019.
As discussed more fully below under “2018 Executive Compensation”, a majority of the quantitative performance metrics for the cash incentive opportunity were met, and two of the three quantitative performance goals for the equity incentive opportunity were met.  The Company did not meet goals related to FFOM, FFOM per share and total NOI primarily due to the strategic decision to execute on dispositions not originally contemplated for the year when 2018 compensation goals were set.
Management recommended the additional dispositions to the Board based on a strategic rationale to take advantage of strong private market valuations for student housing properties and to further strengthen the Company’s balance sheet in advance of an increased value-enhancing development pipeline. Management was aware this would negatively impact the performance results for the previously mentioned compensation metrics. The Board took these factors into consideration and determined that this capital allocation strategy was in the best long-term interest of stockholder value. The Compensation Committee took this strategic decision making, and the resulting negative impact to pre-set objective compensation goals, into consideration when determining the award amount granted pursuant to the subjective portion of the executive compensation program.
2018 Changes to the Executive Compensation Program
The Compensation Committee periodically engages an independent compensation consultant to advise on executive compensation trends and best practices, as well as any relevant regulatory updates that may impact our short- and long-term executive compensation programs. The Compensation Committee uses this information to form decisions on executive compensation and to ensure that the overall program continues to provide a strong link between pay and performance.
Based on this review and in response to changing business needs, market best practices and stockholder feedback, the Committee took the actions outlined below to enhance the 2018 executive compensation program. The Committee believes these changes create a stronger and more transparent alignment between pay and performance, and the specific rationale for such changes is more fully discussed below.

Compensation Policies and Practices—Good Governance
Consistent with the Company’s commitment to strong corporate governance and responsiveness to stockholders, in 2018 the Board maintained the following compensation policies and practices to drive performance and serve the stockholders’ long-term interests:

✓ DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance measures that drive stockholder value	✗ DO NOT base incentive awards on a single performance measure, thereby discouraging unnecessary or excessive risk-taking
✓ DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation, with strong emphasis on performance-based incentive awards	✗ DO NOT provide guaranteed minimum payouts or uncapped award opportunities
✓ DO have a robust peer selection process and benchmark executive compensation to target the median of the comparative group of peer companies	✗ DO NOT reprice or permit cash buyouts of underwater stock options
✓ DO require executive officers and directors to own and retain shares of common stock that have significant value to further align interests with stockholders	✗ DO NOT provide executive officers with excessive perquisites or other personal benefits
✓ DO enhance alignment with long-term shareholder value and executive officer retention with 5-year vesting schedules for equity incentive awards earned for prior-year performance	✗ DO NOT provide executive officers with pension or retirement benefits other than pursuant to a 401(k) plan and a deferred compensation plan
✓    DO enable the Board to “claw back” incentive compensation in the event of an accounting restatement due to material non-compliance with financial reporting requirements as a result of misconduct by executive officers
✗ DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in the Company’s securities
✓ DO prohibit new tax gross-up arrangements under anti-tax gross-up policy	✗ DO NOT provide accelerated vesting upon a change of control under the 2018 Incentive Award Plan
✓ DO maintain a Compensation Committee comprised solely of independent directors	✗ DO NOT provide single-trigger change of control benefits
✓ DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters and establishing an appropriate peer group	✗ DO NOT permit executive officers and directors to hold the Company's securities in margin accounts or to otherwise pledge the securities to secure loans
2018 Advisory Vote on Executive Compensation
An advisory vote is submitted to stockholders on an annual basis to approve executive compensation. Our stockholders have consistently supported our executive compensation program. At our 2018 Annual Meeting of Stockholders, 93% of the votes cast were voted in favor of our resolution seeking advisory approval of our executive compensation. Over the last five years, stockholder support for our advisory vote on executive compensation has averaged 93%, with no year below 86%. While we have consistently had strong stockholder support for our executive compensation program, the Compensation Committee does use an independent compensation consultant to review the structure of our compensation program, and to assess the effectiveness of our program in aligning executive and stockholder interests.
The Compensation Committee has also continued to evaluate the overall executive compensation program and believes that it is well designed to achieve the objectives of attracting, retaining and motivating talented executives and rewarding superior performance in the context of the business risk environment.
Objectives of the Compensation Program
The Company recognizes that effective compensation strategies are critical to recruiting, incenting and retaining key employees who contribute to long-term success and thereby create value for stockholders. Accordingly, the compensation program is designed to achieve the following primary objectives:

•	Attract, retain and motivate talented executives;

•	Reward performance that meets or exceeds pre-established Company and tailored individual goals consistent with the Company’s strategic plan, while maintaining alignment with stockholders;

•	Provide balanced incentives that discourage excessive risk-taking;

•	Retain sufficient flexibility to permit executive officers to manage risk and adjust appropriately to meet rapidly changing market and business conditions;

•
Evaluate performance by balancing consideration of those measures management can directly influence with market forces that management cannot control (such as monetary policy and interest rate expectations), but that impact stockholder value;

•	Encourage executives to become and remain long-term stockholders of the Company; and

•	Maintain compensation and corporate governance practices that support the Company’s goal to deliver sustained, superior returns to stockholders.
Interests of the executive officers and stockholders are aligned by maintaining a performance- and achievement-oriented environment that provides executives with the opportunity to earn market-competitive levels of cash and equity compensation for strong performance measured against key financial and strategic goals that create long-term stockholder value.
Compensation Consultant and Benchmarking
Prior peer group: In determining 2018 compensation targets for Named Executive Officers, the Compensation Committee considered the competitive positioning of executive compensation levels relative to compensation data for the below list of peer companies with respect to the following components of pay: base salary, cash incentive awards, and long-term equity incentive awards. Consistent with the Company’s compensation philosophy, the Compensation Committee generally targeted the median of the peer companies for each of these components and for total compensation. The 2018 executive compensation program was designed to deliver compensation levels above or below these targets if performance exceeded or failed to achieve the goals established for the annual cash and long-term equity incentive awards. This methodology is appropriate for the Company’s operating style and reflects the need to attract and retain top executive talent. The peer companies listed below comprise the peer group selected as part of the Company’s previous compensation study performed in conjunction with an independent advisor, and was utilized when determining 2018 compensation targets:

Apartment Investment and Management Company	Essex Property Trust, Inc.
Ashford Hospitality Trust, Inc.	Federal Realty Investment Trust
AvalonBay Communities, Inc.	Mid-America Apartment Communities, Inc.
Camden Property Trust	Tanger Factory Outlet Centers, Inc.
Corporate Office Properties Trust	UDR, Inc.
Education Realty Trust, Inc.	Weingarten Realty Investors
Equity Residential

New peer group: As the Company had maintained its prior peer group for several years, the Compensation Committee determined that it was prudent to reassess the composition of the Company’s peer group in 2018 to ensure the design and structure of the compensation program continues to be appropriate and consistent with market developments. As a result, it retained FPL Associates L.P. (“FPL”) as its independent consultant to advise on matters related to reassessing the Company’s peer group. At the time of the engagement, the Compensation Committee reviewed independence and determined that FPL met the independence criteria under the Compensation Committee charter and that FPL’s engagement raised no conflict of interest.

It is important to note that the Company has no publicly traded direct business competitors, particularly when factoring in its specialization in student housing. As such, the Compensation Committee, in consultation with FPL, strived to formulate a peer group that best reflects the following characteristics:

•	Industry and business strategy - identify companies with similar business models, philosophies, and investment criteria.

•	Ownership structure - include companies organized as publicly traded REITs.

•	Size - ensure companies are similar in size and scope, with the primary measure being total capitalization and leasable units under management.

•	Operational intensity - identify companies with a comparable number of leasing units administered and similar complexity of diverse business activities and geographic reach.

•
Complexity - include companies engaging in transactions of a similar complex nature to transactions undertaken by the Company, such as development activities, joint ventures, and public/private partnerships.

•
Talent - identify companies that might attempt to recruit our executives, and determine from which companies we might recruit executives if we needed to externally replace a member of our executive team with an individual possessing similar capabilities.

•	Index - consider whether a company is classified within the FTSE NAREIT Residential Index, as well as its relative weighting within the Index.

•
Other considerations - identify companies that we compete against for investors, and/or companies whom key analysts and proxy advisory firms name as our peers. Determine which other companies cite us as a peer.

Based on the analysis and considerations provided by FPL, the Compensation Committee has determined that the following 16 companies best represent the characteristics noted above. In order to ensure the goals outlined above were met, the Compensation Committee evaluated both the characteristics of each individual company as well as the composition of the peer group as a whole. Although the following REITs were among the closest in comparison to us, our specialization as the only student housing REIT and our unique operational and market cycles puts us in a unique category. Unlike other companies, the fundamentals that drive success in our business model do not always correlate to broader macroeconomic trends. Additionally, we manage a student housing tenant base that is not directly comparable to the peer companies; as such, our operational characteristics and dynamics are unique. The following companies may individually demonstrate comparability in certain of the criteria noted above, but not in all.

*Apartment Investment and Management Company	*Federal Realty Investment Trust
*AvalonBay Communities, Inc.	Invitation Homes Inc.
*Camden Property Trust	*Mid-America Apartment Communities, Inc.
CubeSmart	Ryman Hospitality Properties, Inc.
Equity LifeStyle Properties, Inc.	Sun Communities, Inc.
*Equity Residential	*Tanger Factory Outlet Centers, Inc.
*Essex Property Trust, Inc.	*UDR, Inc.
Extra Space Storage, Inc.	*Weingarten Realty Investors
* Represents companies that were also included in our prior peer group.
After the peer group was finalized, the Compensation Committee then engaged FPL to provide an evaluation of the Company’s overall compensation program design, taking into account the new peer group. As part of this analysis, FPL provided market data and compensation practice information on the new peer group companies, and advised on trends and developments in executive compensation practices and philosophies generally. This new peer group will be utilized by the Compensation Committee when setting the Named Executive Officers’ target compensation mix and levels for 2019.
Compensation Mix
The executive compensation philosophy promotes a compensation mix that emphasizes variable pay and long-term stockholder value. An emphasis on incentive compensation creates greater alignment with the interests of stockholders, ensures that the business strategy is executed by decision-makers in a manner that focuses on the creation of long-term value rather than only short-term results, and encourages prudent evaluation of risks. Accordingly, the compensation structure is designed such that a significant portion of Named Executive Officers’ total direct compensation is in the form of equity awards granted based on past performance that vest over time.

Pay at Risk
The following diagram illustrates the total direct compensation targets of the CEO and each other active Named Executive Officer for 2018. The charts outline the size, in percentage terms, of the targeted direct compensation elements (at the date of grant) pre-established by the Compensation Committee for performance year 2018. CEO target compensation reflects additional weight on long-term equity incentive compensation because the Compensation Committee believes that, due to his leadership role as Chief Executive Officer, his compensation structure should reflect even greater alignment with stockholders. The dark outer band of the charts reflects the incentive or at-risk performance-based components of compensation (e.g., 81% of the CEO’s 2018 target direct compensation was at-risk performance based).
Elements and Philosophy of the Compensation Program
For 2018, the compensation provided to executive officers consisted of the same elements generally available to non-executive officers: base salary; annual cash incentive compensation; long-term equity incentive compensation; and other perquisites and benefits.

PRINCIPAL ELEMENTS OF PAY
The elements of the Company’s executive compensation program are presented below in summary format.
COMPONENT	FORM	PURPOSE

Base Salary	Cash	Provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within the Company.

Annual Incentive	Performance Cash Award	Reward executives for achieving transactional, operational, financial and strategic objectives.

Long-Term Incentive	Performance Shares (RSAs)
Motivate executives to achieve pre-established financial goals, superior TSR performance and tailored individual goals consistent with the Company’s strategic plan. Provides retention benefits and enhanced stockholder alignment.

Other Benefits and Perquisites	Health, Welfare and Retirement Programs
Executives are generally eligible to participate in the same benefit programs that are offered to non-executive employees. Company benefits are designed to provide market competitive benefits to protect employees’ and their covered dependents’ health and welfare and provide retirement benefits.

Base Salary. The base salary payable to each Named Executive Officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary is generally targeted to approximate the competitive market median of the peer companies, but may deviate from this target based on an individual’s sustained performance, contributions, leadership, experience, expertise and specific roles within the Company as compared to the benchmark data. The Compensation Committee reviews base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities. The Compensation Committee also considers the success of each executive officer in developing and executing on strategic plans, exercising leadership and creating stockholder value.
In determining base salaries for the Named Executive Officers, the Compensation Committee analyzes base salary information of the peer companies. Although the Compensation Committee periodically considers information from REIT industry and other compensation surveys, it places primary emphasis on publicly available data from the peer companies’ proxy statements and other SEC filings, which is more detailed by individual executive officer position than the data typically provided in compensation surveys.
Annual Cash Incentive Compensation. Named Executive Officers are provided with an annual opportunity to earn cash incentive awards. For each Named Executive Officer, annual cash incentive compensation reflects the achievement of pre-established measures related to transactional, operational, financial and strategic objectives that serve as the underlying assumptions in the Company’s stated earnings guidance such as NOI and rental revenue growth, operating margin improvement, the achievement of targeted development yields, quality external growth, and targeted dispositions. The Compensation Committee also considers each executive’s individual performance, departmental performance, and the overall performance of the Company.
Long-Term Equity Incentive Compensation. The Compensation Committee and the independent members of the Board continually evaluate the long-term incentive plan in the context of the overall executive compensation program, the Company’s business needs and feedback from stockholders. This process includes assessing the level of discretion permitted in evaluating the performance of and objectives achieved by the Named Executive Officers. The Compensation Committee has concluded that a significant portion of each Named Executive Officer’s long-term equity incentive awards will be determined based on the achievement of pre-established quantitative performance metrics that are not subject to Compensation Committee discretion. These specific performance factors are aligned with the Company’s business strategy and current market conditions and are based on objective, quantifiable measures. Such factors include absolute and relative TSR and FFOM per share achieved.
In addition, when assessing the weight that should be placed on discretionary and subjective measures of performance, the Compensation Committee also considers the importance of maintaining flexibility in the evaluation of long-term performance. While measuring performance relative to objective metrics is important and is a key part of the overall long-term incentive program, the Compensation Committee philosophically believes it is important to also assess more intangible accomplishments such as leadership development and overall execution of the Company’s mission and long-term strategic business plan which can include decisions that may impact the ability to meet certain objective metrics. Examples include strategic reinvestment in technology and systems and capital allocation decisions such as opportunistic dispositions of properties that were not originally contemplated when establishing objective compensation metrics for the year. The flexibility permitted in the subjective portion of the compensation program allows management to adjust to meet rapidly changing market and business conditions and to act in the in the best interests of stockholders to create, and preserve, long-term value for the Company’s stakeholders. Additionally, the Compensation Committee believes that having rigid goals and formulaic determinations of performance for the entire long-term incentive opportunity may increase compensation risk by encouraging a narrow focus that may be inappropriate in light of these industry and strategic considerations.
When evaluating a suitable allocation between such objective and subjective measures of performance, the Compensation Committee concluded that a 50/50 split between a formulaic objective evaluation of performance and a more qualitative subjective evaluation provides the appropriate incentive structure and balance to drive long-term stockholder value and discourage excessive risk-taking.   The Company is the only publicly traded student housing REIT, and is therefore uniquely impacted by different market cycles as compared to other REITs.  In a constantly evolving business environment, certain of the objective performance measures may not be met for a fiscal year due to strategic business decisions made in the best interest of long-term stockholder value.  Additionally, the specialized nature of student housing involves a rigorous annual lease-up process, managing customer service for a unique tenant base, continually fostering University relationships, and managing an employee base much larger than most companies of similar size due to the need for higher staffing levels (including student Community

Assistants) at our properties.  For these reasons, the Compensation Committee deems it important to retain a certain level of discretion in evaluating performance, having the flexibility to discretionarily adjust incentive awards to take into account the Company’s unique and specialized dynamics. The Compensation Committee believes that this 50/50 approach is instrumental in driving consistent, superior total returns to stockholders and limiting risk in the executive compensation program.
Unlike companies that grant equity awards on a prospective basis prior to performance, the Company’s long-term equity incentive plan is retrospective in nature, such that equity awards are granted following the satisfaction of specified performance goals. Similar to annual cash incentive awards, the grant and value of long-term equity incentive awards are approved at the beginning of each fiscal year and determined solely by performance achieved in the preceding fiscal year. If threshold performance has not been achieved with respect to a performance goal for a particular performance period, the portion of the long-term equity incentive awards based on that performance goal is not granted for that period. Therefore, at the time of their grant, long-term equity incentive awards have been fully earned and are not subject to additional performance-based vesting requirements. These awards vest over a five-year period, furnishing retention benefits and creating significant long-term alignment with stockholders by incentivizing each Named Executive Officer to identify and accomplish long-term business objectives that generate value through stock price appreciation and dividend growth.
Because of the retrospective nature of the long-term equity incentive plan and the SEC’s disclosure rules, the 2019 long-term equity incentive awards granted to Named Executive Officers do not appear in the 2018 Summary Compensation Table, but will be reflected in next year’s Summary Compensation Table as RSAs granted in 2019.

2018 Executive Compensation
The Compensation Committee considered all of the factors established under the executive compensation program for 2018 and has discretion to consider other relevant factors, although it places the greatest emphasis on the factors noted in the “2018 Base Salary,” “2018 Annual Cash Incentive Awards” and “2018 Long-Term Equity Incentive Awards” sections below.
The table below sets forth total direct compensation (base salary + annual cash incentive award + long-term equity incentive award) of each active Named Executive Officer for 2018, 2017 and 2016, consistent with the manner in which the Compensation Committee evaluates executive compensation and pay-for-performance alignment. This table differs from compensation reported in the 2018 Summary Compensation Table in that it reflects the value of Named Executive Officers’ long-term equity incentive awards in the performance year for which they were earned, rather than the year in which they were granted (e.g., long-term equity incentive awards granted in January 2019 for 2018 performance are shown in the table below as 2018 compensation). While compensation reported in the 2018 Summary Compensation Table is useful, the SEC’s disclosure rules do not take into account the retrospective nature of the Company’s executive compensation program and therefore create a one-year lag between the value of Named Executive Officers’ long-term equity incentive awards and the performance year for which they were earned (e.g., long-term equity incentive awards granted in January 2019 for 2018 performance will not be shown in the Summary Compensation Table until the 2020 Proxy Statement as 2019 compensation). This table supplements, and does not replace, the 2018 Summary Compensation Table.
SUPPLEMENTAL COMPENSATION TABLE REFLECTING THE RETROSPECTIVE LONG-TERM INCENTIVE PLAN

Name	Performance Year	Salary	Annual Cash Incentive Award	Value of Long-Term Equity Incentive Award	Total Direct Compensation(1)
William C. Bayless, Jr.	2018	$790,500	$1,100,000	$3,230,000	$5,120,500
	2017	775,000	875,000	2,325,000	3,975,000
	2016	760,000	1,100,000	3,300,000	5,160,000

James C. Hopke, Jr.	2018	$463,500	$550,000	$1,260,000	$2,273,500
	2017	450,000	450,000	850,000	1,750,000
	2016	400,000	500,000	1,000,000	1,900,000

William W. Talbot	2018	$394,000	$625,000	$1,070,000	$2,089,000
	2017	382,500	450,000	765,000	1,597,500
	2016	370,000	500,000	1,000,000	1,870,000

Jennifer Beese	2018	$360,500	$600,000	$980,000	$1,940,500
	2017	350,000	450,000	700,000	1,500,000
	2016	285,000	350,000	525,000	1,160,000

Daniel B. Perry	2018	$360,500	$550,000	$980,000	$1,890,500
	2017	350,000	450,000	700,000	1,500,000
	2016	282,500	350,000	525,000	1,157,500

(1)
Total direct compensation consists of base salary, annual cash incentive awards and long-term equity incentive awards for the respective performance year. It does not include amounts shown in the “All Other Compensation” column of the 2018 Summary Compensation Table.

2018 Base Salary. Following a review of compensation data for peers with substantially similar roles and responsibilities (as described under “Compensation Consultant and Benchmarking”), Messrs. Bayless, Hopke, Perry, Talbot and Ms. Beese received an increase in base salary for 2018 to generally remain at the market average.

	Base Salary		Year-Over-Year % Change
	2018	2017
William C. Bayless, Jr.	$790,500	$775,000	2.0%
James C. Hopke, Jr.	$463,500	$450,000	3.0%
William W. Talbot	$394,000	$382,500	3.0%
Jennifer Beese	$360,500	$350,000	3.0%
Daniel B. Perry	$360,500	$350,000	3.0%
2018 Annual Cash Incentive Awards. As set forth below, the Named Executive Officers’ annual cash incentive award opportunity for 2018 performance considered the achievement of the transactional, operational, financial and strategic objectives that served as the underlying assumptions in the Company’s stated earnings guidance. The Compensation Committee also considered each executive's individual and departmental accomplishments, as set forth below.

	Cash Incentive Opportunity
Executive	Threshold	Target	High
William C. Bayless, Jr.	$395,250	$988,125	$1,581,000
James C. Hopke, Jr.	$231,750	$579,375	$927,000
William W. Talbot	$197,000	$492,500	$788,000
Jennifer Beese	$180,250	$450,625	$721,000
Daniel B. Perry	$180,250	$450,625	$721,000
The Company’s 2018 performance, as measured by the performance metrics utilized for determining the 2018 annual cash incentive awards, was as follows:

	Goals			Actual
	Threshold	Target	Maximum	Performance

Owned property NOI $(1)	$461.9 million	$466.1 million	$470.2 million	$455.6 million
FFOM $(1)	$322.4 million	$329.3 million	$336.2 million	$319.8 million

Same store NOI growth for full year 2018 compared to 2017(1)	1.1%	n/a	2.9%	1.0%
Same store rental revenue growth for Fall 2018 lease-up	2.9%	n/a	4.4%	3.6%
Same store operating margin(1)	54.9%	n/a	55.5%	54.7%
Year 1 yields on 2018 developments	n/a	6.36%	n/a	6.34%
Rental revenue growth for 2018 / 2019 academic year for 2017 developments	n/a	9.1%	n/a	17.4%
External growth during 2018 consistent with the Company’s strategic business plan	n/a	n/a	n/a	$608.0 million
Joint ventures and/or dispositions during 2018	$400 million	n/a	$400 million	$613.6 million

(1)
As discussed above in "2018 Performance," in evaluating FFOM achieved in 2018, the Compensation Committee noted this objective was not met due to the strategic decision to execute on dispositions not originally contemplated for the year in order to take advantage of strong private market valuations for student housing properties and to further strengthen the Company’s balance sheet.

NAMED EXECUTIVE OFFICER		STRATEGIC INITIATIVE ADVANCEMENTS

William C. Bayless, Jr.	•	Set the Company's strategic vision.
	•	Provided outstanding leadership.
	•	Refined and enhanced the Company's long-term strategic business plan.
	•	Ensured collaborative stakeholder communication in the midst of changing market dynamics.
	•	Collaborated with the Board of Directors on strategic succession planning, ensuring the breadth and depth of talent at all leadership levels is fully exploited.

James C. Hopke, Jr.	•	Strategically managed the Company's portfolio.
	•	Continued the development and implementation of asset management initiatives resulting in significant value creation and operating expense controls.
	•	Oversaw and provided strategic leadership to the Company's information technology function.

William W. Talbot	•	Enhanced the quality of the Company's portfolio through strategic capital recycling.
	•	Strengthened the Company's portfolio through development activities.
	•	With Mr. Perry, established a relationship with a large institutional joint venture partner, adding to the Company's capital sources.

Jennifer Beese	•	Effectively managed the Company's annual leasing process.
	•	Executed initiatives to enhance portfolio revenue growth and control operating expenses.
	•	Maintained the Company's reputation as a great place to live, with a focus on resident satisfaction.
	•	Led the Company's culture initiatives, ensuring both corporate and on-site property employees are highly satisfied with the Company's work environment.

Daniel B. Perry	•	Provided effective oversight of the Company's capital markets, accounting, financial reporting, risk management, tax, and investor relations functions.
	•	With Mr. Talbot, established a relationship with a large institutional joint venture partner, adding to the Company's capital sources.
	•	Proactively engaged stockholders on a variety of topics, as discussed in “Stockholder Outreach and Engagement".
When determining the 2018 cash incentive awards, the Compensation Committee noted that a majority of the quantitative goals listed above were achieved, and in some cases exceeded. As discussed above in “2018 Performance”, the Company did not meet goals related to FFOM, total NOI, NOI growth and operating margin primarily due to the strategic decision to execute on dispositions not originally contemplated for the year in order to take advantage of strong private market valuations for student housing properties and to further strengthen the Company’s balance sheet. After taking all quantitative factors into account as well as each Named Executive Officer’s individual and department accomplishments, the Compensation Committee determined that the 2018 cash incentive awards are as follows:

Award
William C. Bayless, Jr.	$1,100,000
James C. Hopke, Jr.	$550,000
William W. Talbot	$625,000
Jennifer Beese	$600,000
Daniel B. Perry	$550,000
2018 Long-Term Equity Incentive Awards. As set forth below, 50% of each Named Executive Officer’s annual long-term equity incentive award for 2018 performance was based on three pre-established quantitative goals where achievement was not subject to the Compensation Committee’s discretion, and the other 50% was based on the Compensation Committee’s subjective consideration of performance related to pre-established management objectives as well as performance in advancing the Company’s long-term strategic business plan during the year. Awards are expressed as a fixed dollar amount at threshold, target and high levels and, to the extent performance fell between two levels with respect to any quantitative metric, linear interpolation was applied. If actual performance did not meet the threshold requirement, no awards were earned for the applicable metric. If actual performance is above the maximum for a metric, the award is the maximum number for the participant’s opportunity.
Awards are granted in the form of RSAs based on the dollar value of the earned award, which is converted into the number of RSAs based on the closing price of the Company’s common stock on the date of grant.

	Long-Term Incentive Opportunity
Executive	Threshold	Target	High
William C. Bayless, Jr.	$1,185,750	$2,371,500	$4,743,000
James C. Hopke, Jr.	$463,500	$927,000	$1,854,000
William W. Talbot	$394,000	$788,000	$1,576,000
Jennifer Beese	$360,500	$721,000	$1,442,000
Daniel B. Perry	$360,500	$721,000	$1,442,000

		Targets			Actual Performance
Metric	Weighting	Threshold	Target	High

GOAL 1:
2018 Absolute TSR	20%	4%	8%	12%	5.6%

GOAL 2:
2018 Relative TSR vs. MSCI US REIT Index - 3 years(1)	20%	25th percentile	50th percentile	75th percentile	53rd percentile

GOAL 3:
2018 FFOM per share-diluted(2)	10%	$2.33	$2.38	$2.43	$2.31

Objective Criteria	50%

GOAL 4:
Subjective Criteria(3)	50%	Subject to the determination of the
		Compensation Committee
	100%

(1)
The relative TSR comparison was measured against the total return version of the MSCI US REIT Index (RMS) for the three years ended December 31, 2018. When establishing 2018 performance metrics, the Compensation Committee elected to change from the 1-year relative TSR metric used historically to a 3-year relative TSR metric in order to more completely capture the various stages in the economic cycle that are not fully represented in a 1-year metric. The Compensation Committee concluded that this change was appropriate due to the Company’s unique specialization in student housing, which at times results in the Company’s stock price performing inconsistently with broader economic cycles, as well as other REITs. The Compensation Committee noted that, had the 1-year relative TSR metric been used (consistent with previous years) when evaluating 2018 performance, the Company would have fallen in the 83rd percentile.

(2)
As discussed above in "2018 Performance," in evaluating FFOM achieved in 2018, the Compensation Committee noted this objective was not met due to the strategic decision to execute on dispositions not originally contemplated for the year in order to take advantage of strong private market valuations for student housing properties and to further strengthen the Company’s balance sheet.

(3)
As discussed above in “2018 Performance,” the Compensation Committee took into account the impact of the additional dispositions not originally contemplated for the year, as well as management’s performance relative to other intangible accomplishments such as leadership development and overall execution of the Company’s mission and long-term strategic business plan which can include decisions that may impact the ability to meet certain objective metrics.

GOAL 1: Absolute Total Stockholder Return
Why does this measure matter? TSR is the most direct measure of creation and preservation of stockholder value.

Result: The Company delivered TSR of 5.6% in 2018, which was between the threshold and target ranges.
GOAL 2: Relative Total Stockholder Return vs. RMS Index
Why does this measure matter? By utilizing a relative measure of TSR performance over a three-year period, the impact of broader market or industry trends that do not directly reflect the Company’s actual performance are mitigated.
Result: TSR of 12.8% for the three years ended December 31, 2018 was in the 53rd percentile, which was between the target and the high end of the range.
GOAL 3: Company Financial Measures — FFOM Per Share
Why does this measure matter? FFO is a common measure of operating performance for REITs because it excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. We also believe it is meaningful to present a measure we refer to as FFOM, which reflects certain adjustments to FFO related to the economic performance of our on-campus participating properties. When calculating FFOM, the Company also excludes losses from early extinguishment of debt incurred in connection with property dispositions, property acquisition costs, contractual executive separation and retirement charges and other non-cash items, as determined in good faith. FFOM is presented because the Company considers it an important supplemental measure of operating performance and believes it is used by securities analysts, investors and other interested parties in the evaluation of the Company’s performance across time periods. A reconciliation of net income to FFOM for the year ended December 31, 2018, is contained in the Company’s 2018 Annual Report on Form 10-K and in the earnings release furnished on a Current Report on Form 8-K filed on February 20, 2019.
Result: In 2018, the Company achieved FFOM of $2.31 per fully diluted share, which was below the threshold range. As discussed above in “2018 Performance,” in evaluating FFOM achieved in 2018, the Compensation Committee noted this objective was not met due to the strategic decision to execute on dispositions not originally contemplated for the year in order to take advantage of strong private market valuations for student housing properties and to further strengthen the Company’s balance sheet.
SUMMARY: Objective Criteria
Because two out of three quantitative performance metrics (Goals 1 and 2) were met in 2018, which represented 50% of the total long-term equity incentive opportunity, the Named Executive Officers earned awards which were calculated based on the weighting of each metric. As discussed above, when 2018 performance fell between two levels with respect to any metric, linear interpolation was applied.
GOAL 4: Individual Performance Under Management Objectives
Established by the Compensation Committee for Named Executive Officers
Goals: Individual objectives relate to areas of special emphasis within the executive’s particular responsibilities and duties, with a particular focus on advancing the Company’s long-term strategic initiatives. Other extraordinary or unusual accomplishments or contributions, in light of the business risk environment, are also considered.
Why does this measure matter? A review of each Named Executive Officer’s annual accomplishments, both individually and respectively in relation to Company-wide accomplishments, enables the Compensation Committee to evaluate the specific contributions of the Named Executive Officer to the Company’s success and more closely link pay to performance.
Result: Each Named Executive Officer achieved high performance with respect to the tailored individual objectives designed to advance the Company’s long-term strategic initiatives, which represented 50% of the long-term equity incentive award opportunity. The significant accomplishments considered by the Compensation Committee in determining the subjective individual performance component of the Named Executive Officers’ 2018 awards are discussed below.

NAMED EXECUTIVE OFFICER		STRATEGIC INITIATIVE ADVANCEMENTS

William C. Bayless, Jr.	•	Continued to reinforce the Company’s culture of excellence, collaboration and results-driven performance.
	•	Advanced the Company’s NextGen software and business intelligence initiatives by improving the sophistication of product development, pricing strategies, market research and investment strategies.
•
Energized the American Campus brand recognition through engagement with organizations, events and media, creating extended visibility for the Company in the student housing, REIT and corporate communities.

	•	Spearheaded an extensive strategic planning exercise with the executive team utilizing the strengths/opportunities/aspirations/results (“SOAR”) methodology.
	•	Met with key stakeholders, equity and fixed income investors and research analysts to convey the Company’s message of focused capital allocation and continued operational improvement.
•
Worked with executive team to analyze human resource productivity metrics and multi-year corporate staffing trends, ensuring the Company’s employee base is organized in a manner to allow for efficiency and future scalability.

James C. Hopke, Jr.	•	Successfully led the Company's Technology Steering Committee, including working with Ms. Beese to advance the Company's NextGen systems development initiatives.
	•	Created or enhanced internal financial reporting processes and tools to more efficiently report on property operating and leasing performance.
	•	With Mr. Perry, continued to advance initiatives related to improved programs for rolling property-level operational and cash forecasting.
	•	With the Investor Relations team, led the Company's Environmental, Social, and Governance ("ESG") initiatives, including initial assessments, peer benchmarking, and due diligence.
•
Collaborated with the Company's information technology and internal audit teams to advance initiatives related to assessing and, where applicable, aligning with new and evolving privacy and data security regulations.

William W. Talbot	•
Led external growth efforts for 2018, which resulted in the delivery of 10 owned and presale development projects into service, totaling $669.9 million in development cost, the largest development delivery year in the Company's history.

	•	Of the 10 owned and presale development projects placed into service, delivered 6 owned development projects 1% under budget.
	•	Executed an agreement to develop a $615 million, 10,440-bed housing project for college students participating in the Disney College Program, which will be delivered in multiple phases through 2023.
•
Executed capital recycling activity, which resulted in the closing of $613.6 million of joint venture and disposition activity, in excess of the amount originally contemplated for the year in order to take advantage of strong private market valuations for student housing properties.

	•	Awarded 10 on-campus development projects.
•
Performed extensive strategic analysis related to on-campus development trends and competitive challenges, resulting in a refined strategy which resulted in the award of 10 new on-campus development projects in 2018.

Jennifer Beese	•	Achieved 97% opening occupancy for the 10 new owned and presale development projects delivered in 2018, resulting in all projects reaching full stabilization at opening.
	•	Oversaw operational due diligence and the related transition of properties into a joint venture structure with a large intuitional investor.
	•	With Mr. Hopke, oversaw and actively participated in the development of the Company's NextGen systems initiatives.
•
Successfully transitioned leadership of the Human Resources function to the SVP, HR Organizational Development and Culture, resulting in staffing efficiencies while maintaining superior levels of performance and employee service.

•
Designed and implemented a reorganization within the Operations and Marketing / Leasing departments, including the creation of the Chief Marketing Officer position, resulting in additional efficiencies and scalability, while also providing enhancements to the Company's corporate and property marketing exposure and identity.

NAMED EXECUTIVE OFFICER		STRATEGIC INITIATIVE ADVANCEMENTS

Daniel B. Perry	•	Employed a prudent capital allocation strategy to address the capital needs of the Company's vibrant development pipeline, in an environment where the Company' public equity is undervalued.
	•	With Mr. Talbot, executed a $373.1 million joint venture transaction with a large institutional investor, expanding the Company's access to capital sources.
	•	Made further improvements to the corporate budget process, including the addition of robust productivity analytics and other statistical analysis to facilitate executive review.
	•	With Mr. Hopke, continued to advance initiatives related to improved programs for rolling property-level operational and cash forecasting.
•
Worked closely with the Chief Accounting Officer to prepare the Company for the 2019 implementation of Accounting Standards Update 2016-02, "Leases (Topic 842): Amendments to the FASB Accounting Standards Codification", which involved extensive implementation efforts including quantifying the effect of the new standard on the Company's financial statements, ensuring 2019 property budgets accurately reflect the new accounting rules, and strategically analyzing the most effective way to communicate the changes to investors.

As a result of evaluating the achievement of the quantitative performance metrics and each executive's advancement of the strategic initiatives outlined above, the Compensation Committee approved the following 2018 long-term equity incentive awards.

Award
William C. Bayless, Jr.	$3,230,000
James C. Hopke, Jr.	$1,260,000
William W. Talbot	$1,070,000
Jennifer Beese	$980,000
Daniel B. Perry	$980,000
Other Benefits and Perquisites
The Company’s executive compensation program focuses on the elements described above, with extremely limited provision of perquisites. The Named Executive Officers are generally eligible to participate in the same benefit programs offered to other employees. We believe these benefits are competitive with overall market practices.
Severance Benefits
The Named Executive Officers are entitled to receive severance benefits under existing agreements upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Internal Revenue Code). Generally, these severance arrangements support executive retention and continuity of management and provide replacement income if an executive is terminated involuntarily other than for cause.
None of the Company’s executive officers are entitled to severance benefits solely upon a change of control of the Company. Although longstanding legacy arrangements with Messrs. Bayless and Hopke provide certain tax gross-ups with respect to payments made in connection with a change of control, consistent with the Company’s commitment to strong corporate governance and responsiveness to stockholders, the Board subsequently adopted a policy prohibiting tax gross-up arrangements, which formalized the Company’s existing practice of not entering into new tax gross-up arrangements with executive officers. This policy was filed on a Current Report on Form 8-K on April 27, 2010.
Policy with Respect to the $1 Million Deduction Limit
Section 162(m) of the Internal Revenue Code limits the deductibility on the Company’s tax return of compensation over $1 million to any of the Named Executive Officers. On December 22, 2017, the Tax Cuts and Jobs Act was enacted, which eliminated the exception for performance-based compensation under Section 162(m) for tax years beginning on or after January 1, 2018 unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Section 162(m) of the Internal Revenue Code limits the deductibility on the Company’s tax return of compensation over $1 million to any of the Named Executive Officers. Although each of our Named Executive Officers' compensation in 2018 exceeded $1 million, the Company believes, because it qualifies as a REIT under the Internal Revenue Code and therefore is not subject to federal income taxes on income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect net income. However, to the extent compensation does not qualify for deduction under section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly governed by section 162(m).
Employment Agreements
The Company has entered into employment agreements with certain key employees, including all of the Named Executive Officers, when the Compensation Committee determines an employment agreement is desirable for the Company to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where the Compensation Committee determines an employment agreement is necessary and appropriate to attract an executive in light of market conditions, the prior experience of the executive or practices at the Company with respect to other similarly situated employees. These employment agreements are more fully described below under “Employment Contracts” and “Potential Payments Upon Termination or Change in Control.”
Policy Regarding Clawbacks to Recoup Compensation
If the Company is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, then the Compensation Committee may require the Named Executive Officers to repay to the Company “Excess Compensation,” which is defined as that part of the annual cash bonus and long term equity incentive compensation received by that officer during the two-year period preceding the publication of the restated financial statement that the Compensation Committee determines was in excess of the amount that such officer would have received had such compensation been calculated based on the financial results reported in the restated financial statements.
The Compensation Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid Excess Compensation and how much Excess Compensation to recoup from individual officers (which need not be the same amount or proportion for every officer), including any conclusion by the Compensation Committee that an officer engaged in wrongdoing or committed grossly negligent acts or omissions. The amount and form of the compensation to be recouped will be determined by the Compensation Committee in its discretion, and recoupment of compensation paid as annual cash bonuses or long term incentives may be made, in the Compensation Committee’s discretion, through cancellation of vested or unvested restricted stock awards and/or cash repayment.
Deferred Compensation Plan
Effective January 1, 2015, the Compensation Committee established a deferred compensation plan for the benefit of senior officers, directors and other key employees in which the participant may elect to defer cash compensation and/or equity awards granted under share incentive plans. A participant has a fully vested right to his or her cash deferral amounts and the vested deferred equity awards.
Risk Considerations
In establishing and reviewing the executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. The majority of compensation provided to the executive officers is in the form of equity awards which typically vest over a period of five years and further align executives’ interests with those of stockholders. The Compensation Committee believes that by structuring the program such that a considerable amount of the wealth of executives is tied to the Company’s long-term health, it avoids the type of disproportionately large short-term incentives which could encourage executives to take risks not in the Company’s long-term interests. We believe this combination of factors encourages executives and other employees to manage the Company in a prudent manner.

Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the three years ended December 31, 2018. The Company has entered into employment agreements with each of the Named Executive Officers. Such employment agreements are described below under “Employment Contracts.”

					Non-Equity
Name and Principal				Stock	Incentive Plan	All Other
Position	Year	Salary	Bonus	Awards (1)	Compensation(2)	Compensation		Total

William C. Bayless, Jr.	2018	$790,500	$—	$2,325,000	$1,100,000	$457,498	(3)	$4,672,998
Chief Executive	2017	775,000	—	3,300,000	875,000	435,684	(4)	5,385,684
Executive Officer	2016	760,000	—	2,500,000	1,100,000	395,110	(5)	4,755,110

James C. Hopke, Jr.	2018	$463,500	$—	$850,000	$550,000	$113,136	(3)	$1,976,636
President	2017	450,000	—	1,000,000	450,000	92,724	(4)	1,992,724
	2016	400,000	—	800,000	500,000	70,200	(5)	1,770,200

William W. Talbot	2018	$394,000	$—	$765,000	$625,000	$120,217	(3)	$1,904,217
Executive Vice President,	2017	382,500	—	1,000,000	450,000	107,007	(4)	1,939,507
Chief Investment Officer	2016	370,000	—	800,000	500,000	87,411	(5)	1,757,411

Jennifer Beese	2018	$360,500	$—	$700,000	$600,000	$73,112	(3)	$1,733,612
Executive Vice President,	2017	350,000	—	525,000	450,000	53,055	(4)	1,378,055
Chief Operating Officer	2016	285,000	—	450,000	350,000	43,570	(5)	1,128,570

Daniel B. Perry	2018	$360,500	$—	$700,000	$550,000	$81,160	(3)	$1,691,660
Executive Vice President,	2017	350,000	—	525,000	450,000	62,990	(4)	1,387,990
Chief Financial Officer,	2016	282,500	—	500,000	350,000	55,590	(5)	1,188,090
Treasurer and Secretary

(1)
The dollar amount recognized for the following awards of shares were valued at the aggregate grant date fair value of awards granted in accordance with ASC 718, Compensation-Stock Compensation. Assumptions used in the calculation of these amounts are included in note 12 to the Company’s audited financial statements for the year ended December 31, 2018, included in the annual report on Form 10-K for the year ended December 31, 2018.

	2016 (a)	2017 (b)	2018 (c)
William C. Bayless, Jr.	60,489	67,957	58,995
James C. Hopke, Jr.	19,356	20,593	21,568
William W. Talbot	19,356	20,593	19,411
Jennifer Beese	10,888	10,811	17,762
Daniel B. Perry	12,098	10,811	17,762

(a)
Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2016 based on achievement of goals determined in January 2015.

(b)
Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2017 based on achievement of goals determined in January 2016.

(c)
Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2018 based on achievement of goals determined in January 2017.

(2)	Reflects the cash portion of annual bonuses per respective year as noted.

(3)	Includes the following:

	Dividends on Common Units	Dividends on Unvested RSAs	401(k) Matching Contributions
William C. Bayless, Jr.	$95,550	$357,323	$4,625
James C. Hopke, Jr.	—	108,980	4,156
William W. Talbot	6,916	108,676	4,625
Jennifer Beese	—	73,112	—
Daniel B. Perry	—	76,535	4,625

(4)	Includes the following:

	Dividends on Common Units	Dividends on Unvested RSAs	401(k) Matching Contributions
William C. Bayless, Jr.	$91,350	$339,834	$4,500
James C. Hopke, Jr.	—	88,641	4,083
William W. Talbot	6,612	95,895	4,500
Jennifer Beese	—	53,055	—
Daniel B. Perry	—	58,490	4,500

(5)	Includes the following:

	Dividends on Common Units	Dividends on Unvested RSAs	401(k) Matching Contributions
William C. Bayless, Jr.	$87,150	$303,460	$4,500
James C. Hopke, Jr.	—	66,064	4,136
William W. Talbot	6,308	76,603	4,500
Jennifer Beese	—	43,570	—
Daniel B. Perry	—	51,090	4,500

Grants of Plan Based Awards
The following table sets forth certain information with respect to RSAs granted during the year ended December 31, 2018, for each Named Executive Officer with respect to annual bonus and long-term incentive compensation, all of which were granted under the 2010 Incentive Award Plan or the 2018 Incentive Award Plan. No options or other securities were granted during the year ended December 31, 2018.

									All Other	Grant
									Stock	Date Fair
									Awards:	Value of
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number	Stock and
	Grant Date		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			of	Option
Name			Threshold	Target	Maximum	Threshold	Target	Maximum	Shares	Awards (3)

William C.	1/24/19	(1)	—	$691,688	$1,581,000	—	—	—	—	n/a
Bayless, Jr.	1/25/18	(2)	—	—	—	—	—	—	58,995	$2,325,000

James C.	1/24/19	(1)	—	$405,563	$927,000	—	—	—	—	n/a
Hopke, Jr.	1/25/18	(2)	—	—	—	—	—	—	21,568	$850,000

William W.	1/24/19	(1)	—	$344,750	$788,000	—	—	—	—	n/a
Talbot	1/25/18	(2)	—	—	—	—	—	—	19,411	$765,000

Jennifer	1/24/19	(1)	—	$315,438	$721,000	—	—	—	—	n/a
Beese	1/25/18	(2)	—	—	—	—	—	—	17,762	$700,000

Daniel B.	1/24/19	(1)	—	$315,438	$721,000	—	—	—	—	n/a
Perry	1/25/18	(2)	—	—	—	—	—	—	17,762	$700,000

(1)
Information for annual bonus program for which the target award was 50% to 125% of base salary for achieving the stated objectives and the maximum award is up to 200% of base salary for significantly exceeding the stated objectives or to reward significant accomplishments, in each case subject to the discretion of the Compensation Committee to determine the appropriate level of incentive compensation based on individual performance, Company performance and other items the Committee may deem important. The Committee did not use pre-set thresholds or multiples to determine awards under the long-term incentive compensation program.

(2)	RSAs granted in January 2018 for performance in 2017. Vest in five equal annual installments beginning on February 28 of the year following the year of grant.

(3)	The base price is equal to the closing price of the Company’s common stock on the grant date.
Employment Contracts
As of December 31, 2018, the Company had employment agreements in effect with each Named Executive Officer (Messrs. Bayless, Hopke, Talbot and Perry and Ms. Beese) providing that during the term of the respective agreement, the executive’s base salary will not be reduced and that the executive will remain eligible for participation in the executive compensation and benefit programs. The employment agreements in effect on December 31, 2018 with the executive officers provided for Mr. Bayless to serve as a member of the Board and as Chief Executive Officer, Mr. Hopke to serve as President, Mr. Talbot to serve as Executive Vice President and Chief Investment Officer, Ms. Beese to serve as Executive Vice President and Chief Operating Officer and Mr. Perry to serve as Executive Vice President and Chief Financial Officer.
The employment agreements provide for the following:

•	Annual base salaries, subject in each case to increases in accordance with the Company’s normal executive compensation practices;

•
Eligibility for annual cash bonus awards determined by the Compensation Committee or in the event that a formal annual bonus plan is in place for other senior executives, the bonus will be determined in accordance with the terms of the bonus plan on the same basis as other senior executives (with appropriate adjustments due to title and salary); and

•	Participation in other employee benefit plans applicable generally to executives.
Additionally, the Company has entered into non-competition agreements with Messrs. Bayless, Hopke, Talbot and Perry and Ms. Beese in which the executive agreed to comply with all obligations under the non-competition agreement and further agreed that the non-competition agreement will survive any termination of the respective employment agreement or the executive’s employment, or subsequent service relationship with the Company, if any.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information with respect to the market value as of December 31, 2018, of all unvested RSAs held by each named executive officer as of December 31, 2018.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested
William C. Bayless, Jr.	182,225	$7,542,293
James C. Hopke, Jr.	56,633	2,344,040
William W. Talbot	55,939	2,315,315
Jennifer Beese	38,126	1,578,035
Daniel B. Perry	39,720	1,644,011

(1)	Vest in five equal annual installments beginning on February 28 in the year following the year of grant.

Awards Vested
The following table sets forth certain information with respect to RSAs vested during 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

William C. Bayless, Jr.	58,351 (1)	$2,128,628
James C. Hopke, Jr.	13,427 (2)	489,801
William W. Talbot	15,607 (3)	569,343
Jennifer Beese	8,461 (4)	308,639
Daniel B. Perry	9,646 (5)	351,871

(1)	Of these shares, 22,962 shares were withheld to satisfy related tax liabilities.

(2)	Of these shares, 3,806 shares were withheld to satisfy related tax liabilities.

(3)	Of these shares, 6,142 shares were withheld to satisfy related tax liabilities.

(4)	Of these shares, 3,330 shares were withheld to satisfy related tax liabilities.

(5)	Of these shares, 3,796 shares were withheld to satisfy related tax liabilities.
Potential Payments upon Termination or Change in Control
The following summarizes the compensation payable to each named executive officer under the applicable employment agreement in the event of a termination of such executive’s employment.
Each employment agreement provides that the respective executive may terminate the agreement at any time by delivering written notice of termination to us at least 30 days prior to the effective date of such termination, in which case the executive will be entitled to payment of base salary through the effective date of termination, plus all other benefits to which the executive has a vested right at that time. Additionally, each employment agreement provides that the executive may terminate the agreement for “good reason,” which is defined in the employment agreement, in general, as any substantial change by the Company in the nature of the executive’s employment without their express written consent; the requirement that the executive be based at a location at least 50 miles further than from his current principal location of employment; the Company’s failure to obtain a satisfactory agreement from any successor to assume the terms of the employment agreement; and the Company’s breach of any material provision of the employment agreement.
The employment agreements provide that, if the Company terminates an executive’s employment without “cause” or the executive terminates employment for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following payments and benefits, subject to execution and non-revocation of a general release of claims:

•
A cash payment equal to 299% for Mr. Bayless and 100% for Messrs. Hopke, Talbot and Perry and Ms. Beese, in each case times the sum of his or her then-current annual base salary plus the average annual cash bonus paid or payable in respect of the three years immediately prior to the year of termination;

•
A prorated cash bonus for the year in which the termination occurs equal to the greater of (i) the annual cash bonus paid or payable in respect to the year immediately prior to the year in which the termination occurs or (ii) the target cash bonus for the year in which the termination occurs;

•
Health benefits for two years following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer;

•	All of the executive’s RSAs vest; and

•	Excise tax equalization payments for Messrs. Bayless and Hopke.
The amounts set forth in the table below represent the compensation payable to each named executive officer under the respective employment agreement in the event of a termination of such executive’s employment. The amounts shown assume such termination was effective as of December 31, 2018, and therefore include amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s termination.

Name	Benefit	Without Cause or For Good Reason
William C. Bayless, Jr.	Severance payment	$3,388,595
	RSA vesting	7,542,293
	Bonus	1,100,000
	Health benefits	27,503
	Excise tax equalization payments	—
		$12,058,391

James C. Hopke, Jr.	Severance payment	$963,500
	RSA vesting	2,344,040
	Bonus	550,000
	Health benefits	40,128
	Excise tax equalization payments	—
		$3,897,668

William W. Talbot	Severance payment	$919,000
	RSA vesting	2,315,315
	Bonus	625,000
	Health benefits	40,128
	Excise tax equalization payments	—
		$3,899,443

Jennifer Beese	Severance payment	$827,167
	RSA vesting	1,578,035
	Bonus	600,000
	Health benefits	25,719
	Excise tax equalization payments	—
		$3,030,921

Daniel B. Perry	Severance payment	$810,500
	RSA vesting	1,644,011
	Bonus	550,000
	Health benefits	40,128
	Excise tax equalization payments	—
		$3,044,639

Pursuant to the employment agreements with Messrs. Bayless, Hopke, Talbot and Perry and Ms. Beese, if an executive’s employment is terminated without cause or the executive terminates employment for good reason, retirement, death or disability, all of the executive’s RSAs will vest. “Disability” is defined as any physical or mental disability or infirmity that prevents the performance of the executive’s duties for a period of (i) six consecutive months or (ii) an aggregate of 12 months in any 24 consecutive month period. Any question as to the existence, extent or potentiality of an executive’s disability upon which the Company and the executive cannot agree will be determined by a qualified, independent physician selected by us and approved by the executive (which approval will not be unreasonably withheld), with the determination of any such physician being final and conclusive. “Retirement” is defined as a termination of employment other than for cause, disability or death, following the date on which the sum of the following equals or exceeds 70 years: (i) the number of full years of the executive’s employment and other business relationships with the Company or its predecessors and (ii) the executive’s age on the date of termination; provided that (x) the executive’s employment by (or other business relationships with) the Company and any of its predecessors have continued for a period of at least 120 contiguous full months at the time of termination and, on the date of termination, the executive is at least 50 years old; (y) the executive gives at least six months’ prior written notice to the Company of his or her intention to retire; and (z) the noncompetition agreement remains in full force and effect and the executive enters into a general release of all claims in a form that is reasonably satisfactory to the Company. Under this formula, Messrs. Bayless and Hopke became eligible for retirement in 2014 and 2016, respectively, and Messrs. Talbot and Perry and Ms. Beese will become eligible for retirement in 2024.
The values of the RSAs for which vesting would accelerate for such a termination as of December 31, 2018, based on a closing price of $41.39 on December 31, 2018, are as follows: Mr. Bayless-$7,542,293, Mr. Hopke-$2,344,040, Mr. Talbot-$2,315,315, Mr. Perry-$1,644,011 and Ms. Beese-$1,578,035.
Nonqualified Deferred Compensation
Effective January 1, 2015, the Compensation Committee established a deferred compensation plan for the benefit of senior officers, directors and other key employees in which the participant may elect to defer cash compensation and/or vested equity awards granted under the Company’s share incentive plans. A participant has a fully vested right to his or her cash deferral amounts and the vested deferred share awards.
The following table provides certain information regarding contributions to, withdrawals from and earnings in the deferred compensation plan as of December 31, 2018:

	Executive Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
William C. Bayless, Jr.	$—	$—	$—	$—
James C. Hopke, Jr.	142,308	27,972	—	264,695
William W. Talbot	19,700	(7,593)	—	86,009
Jennifer Beese	—	—	—	—
Daniel B. Perry	—	(680)	—	11,042

(1)
Credited to the participant’s account is an amount equal to the amount designated as the participant’s deferral for the plan year as indicated in the participant’s deferral election. Amounts reported in this column represent compensation they elected to defer, which amounts are included in various compensation columns of the Summary Compensation Table.

(2)
Aggregate earnings in 2018 represent the income and net unrealized gain or loss reported by the trustee of the deferred compensation plan. Earnings on the deferred compensation plan do not include contributions by the Company or the Named Executive Officer, were at market rates available to other investors, and are not included in the Summary Compensation Table.

Equity Compensation Plan
The following table summarizes information, as of December 31, 2018, relating to the Company’s equity compensation plans pursuant to which grants of options, RSAs and other rights to acquire common stock may be granted from time to time.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	962,458 (1)	n/a	3,513,565
Equity compensation plans not approved by security holders	n/a	n/a	n/a

(1)	Consists of RSAs granted to executive officers and certain employees and common units of limited partnership interest in the Company’s operating partnership.
CEO Compensation Pay Ratio
For 2018, the total compensation of the Company’s CEO as reported in the Summary Compensation Table was $4,672,998 and total compensation for the median employee was $27,080. The resulting ratio of the CEO’s pay to the pay of the median employee for the year ended December 31, 2018 was 173 to 1.  The CEO to median pay ratio is calculated in accordance with SEC requirements pursuant to Item 402(u) of Regulation S-K.  The Company calculated annual total compensation for the median employee using the same methodology it uses for its named executive officers as set forth in the Summary Compensation Table. The same median employee used in the calculation of the CEO to median pay ratio for 2017 was used for 2018, as there were no significant changes in the Company’s employee population or compensation practices in 2018.
Please keep in mind that under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling.  In addition, no two companies have identical employee populations or compensation programs.  As such, the Company’s pay ratio may not be comparable to the pay ratio reported by other companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company is not a party to any transaction with executive officers or directors that is required to be disclosed under Item 404(a) of Regulation S-K.

PROPOSAL 2 –
RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITORS

The Audit Committee, which has the sole authority to retain the Company's independent auditors, recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 2019.

Ratification of the Selection of the Independent Auditors
The Audit Committee has reappointed Ernst & Young LLP as the Company’s independent auditors for 2019. The Board recommends that shareholders ratify the Company’s selection of Ernst & Young as our independent auditor. Representatives of Ernst & Young will be at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting.
AUDIT COMMITTEE INFORMATION
Report of the Audit Committee
The Audit Committee, on behalf of the Board of Directors, serves as an independent and objective party to monitor the Company’s financial reporting process and internal control system, and is directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm. The Audit Committee also evaluates, on an annual basis, whether it is in the best interests of shareholders to reengage Ernst & Young as the Company’s independent auditors, and is involved in the selection of the engagement partner in accordance with the mandated Public Company Accounting Oversight Board (“PCAOB”) partner rotation rules. The Audit Committee performs these oversight responsibilities in accordance with its Audit Committee Charter, which is available on the investor relations section of the Company’s website at www.AmericanCampus.com.
Management has the responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Company’s Annual Report, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the Company’s earnings releases with management.
During 2018, the Audit Committee met with management and the Company’s independent auditors and internal auditor periodically to consider the adequacy of the Company’s internal controls and the objectivity of the Company’s financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee also discussed with management and the Company’s independent auditors and internal auditor the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required for certain of the Company’s filings with the Securities and Exchange Commission.
Ernst & Young LLP, the Company’s independent auditors, is responsible for auditing the Company’s financial statements and for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the auditors’ independence from management and us and considered the compatibility of non-audit services with the auditors’ independence.
The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets at least quarterly with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also meets with management and the independent auditors prior to the filing of the quarterly reports on Form 10-Q with the SEC and release to the public of its quarterly and year-end financial results to, among other things, review and discuss such filings, review any related financial statements and related variances, review significant accounting policies and discuss any significant accounting treatments applied during the period.
In evaluating the appropriateness of engaging Ernst & Young as the Company’s independent auditors, the Audit Committee considers a number of factors including, but not limited to:  (i) Ernst & Young’s relevant technical expertise and its significant institutional knowledge of the Company’s operations and industry; (ii) the quality and candor of Ernst & Young’s communications with the Audit Committee and management; (iii) Ernst & Young’s independence, including the consideration of any non-audit services provided by Ernst & Young and their impact on independence; (iv) the quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance, objectivity and professional skepticism; (v) external data on audit quality and performance, including recent PCAOB reports on Ernst & Young and its peer firms; (vi) the appropriateness of Ernst & Young’s fees; and (vii) Ernst & Young’s tenure as independent auditors, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.  Ernst & Young has served as the Company’s independent auditors since 2004.  Based on this evaluation, the Audit Committee and the Board believe that retaining Ernst & Young to serve as independent auditors for 2019 is in the best interests of the Company and its shareholders.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.
This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.
This Audit Committee report is given by the following members of the Audit Committee as of December 31, 2018:
G. Steven Dawson, Chairman
C. Patrick Oles, Jr.
John T. Rippel

Independent Auditor Fees
The following summarizes the approximate aggregate fees billed to American Campus Communities for the fiscal years ended December 31, 2018 and 2017 by the Company’s principal accounting firm, Ernst & Young LLP:

	Total Approximate Fees
Types of Services (1)	2019	2018

Audit Fees (2)	$1,575,000	$1,572,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (3)	2,160	2,160
Total	$1,577,160	$1,574,660

(1)	All such services were pre-approved by the Audit Committee.

(2)
Fees for audit services billed in 2018 and 2017 included the following: (i) audit of the Company’s annual financial statements; (ii) reviews of quarterly financial statements; (iii) audit of internal control over financial reporting; and (iv) services related to SEC matters, including review of registration statements filed and related issuances of comfort letters, consents and other services.

(3)	All other fees include the aggregate fees for products and services provided by Ernst & Young LLP that are not reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee has developed policies and procedures concerning its pre-approval of audit and non-audit services provided to us by the independent auditors. These provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be rendered to the Company by the independent auditors. The independent auditors provide the Audit Committee with a list describing the services expected to be performed by the independent auditor. Any request for services not contemplated by this list must be submitted to the Audit Committee for specific pre-approval and the provision of such services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the Audit Committee has authorized the committee’s Chairman to approve the provision by the Company’s independent auditors of up to $50,000 per occurrence of non-audit services not prohibited by law. Each decision made by the Audit Committee Chairman will be reported to the full Audit Committee at its next meeting.
In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service. The Audit Committee believes that providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence.
In considering the nature of the services provided by Ernst & Young LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with representatives of Ernst & Young LLP and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

PROPOSAL 3 –
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recommends that you vote FOR approval of the advisory vote on executive compensation.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act enables the Company’s stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” these executive compensation programs are designed to attract, motivate and retain executives who have the motivation, experience and skills necessary to lead the Company effectively. Under these programs, named executive officers are rewarded for the achievement of specific performance measures that are directly related to financial performance goals and creation of stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about the Company’s executive compensation programs, including information about the 2018 compensation of the named executive officers.
Stockholders approved the Company’s executive compensation at the 2018 Annual Meeting of Stockholders. The Compensation Committee continually reviews the compensation programs for the named executive officers to ensure they achieve the desired goals of aligning executive compensation structure with stockholders’ interests and current market practices. As a result of its review process, the Compensation Committee:

•	Provides a significant portion of each executive’s compensation as variable compensation in a pay-for-performance setting through a combination of cash bonuses and equity-based grants;

•
Provides a significant portion of total compensation as non-cash compensation in the form of long-term equity-based awards to more closely align the interests of executives with those of stockholders and to maximize retention insofar as all equity-based awards are subject to time-based vesting; and

•	Uses long-term compensation, payment of annual bonuses in part in shares, clawbacks, and a variety of performance metrics to closely tie executives’ wealth to the Company’s long-term health.
The Company is asking stockholders to indicate their support for named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Board will ask stockholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Company will consider stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the meeting.

STOCKHOLDER PROPOSALS
Any stockholder proposal intended for inclusion in the proxy materials for the Annual Meeting to be held in 2020 must be received no later than December 31, 2019. A stockholder may also nominate directors before the next Annual Meeting by submitting the nomination as described under “Board of Directors – Consideration of Director Nominees.” No formal proposals were received during 2018 from stockholders.
2018 ANNUAL REPORT
The Company’s Annual Report to Stockholders is being mailed to stockholders along with this Proxy Statement. The Annual Report and the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, are on the Company’s website at www.AmericanCampus.com and available without charge to stockholders upon writing to the Company’s corporate secretary. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, is to be treated as part of the proxy solicitation materials or as having been incorporated herein by reference.
By Order of the Board of Directors,

/s/ Daniel B. Perry
DANIEL B. PERRY
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Austin, Texas
March 20, 2019

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of Directors for a one-year term expiring at the 2020 Annual Meeting of Stockholders
	1a.	William C. Bayless, Jr.	☐	For	☐	Against	☐	Abstain
	1b.	G. Steven Dawson	☐	For	☐	Against	☐	Abstain
	1c.	Cydney C. Donnell	☐	For	☐	Against	☐	Abstain
	1d.	Mary C. Egan	☐	For	☐	Against	☐	Abstain
	1e.	Edward Lowenthal	☐	For	☐	Against	☐	Abstain
	1f.	Oliver Luck	☐	For	☐	Against	☐	Abstain
	1g.	C. Patrick Oles, Jr.	☐	For	☐	Against	☐	Abstain
	1h.	John T. Rippel	☐	For	☐	Against	☐	Abstain

2.	Ratification of Ernst & Young as our independent auditors for 2019	☐	For	☐	Against	☐	Abstain
3.	To provide a non-binding advisory vote approving the Company’s executive compensation program	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change or Comments? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

AMERICAN CAMPUS COMMUNITIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 1, 2019
8:30 a.m. Central Time
12700 Hill Country Boulevard
Suite T-200
Austin, TX 78738

Important notice regarding the Internet availability of
proxy materials for the Annual Meeting of Stockholders

The Proxy Statement and the 2018 Annual Report to Stockholders are available in the Investor Relations section of our website at www.AmericanCampus.com under “SEC Filings”

American Campus Communities, Inc. 12700 Hill Country Boulevard, Suite T-200 Austin, TX 78738	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 1, 2019.
If no choice is specified, the proxy will be voted as the Board recommends on Items 1, 2 and 3.
The undersigned hereby appoints William C. Bayless, Jr. and Daniel B. Perry, or any of them, proxies of the undersigned, with full powers of substitution, to represent the undersigned and to vote all shares of Common Stock of American Campus Communities, Inc. held of record by the undersigned as of the close of business on March 11, 2019, on behalf of the undersigned at the Annual Meeting of Stockholders to be held on May 1, 2019, at 8:30 a.m., Central Time, at our corporate office located at 12700 Hill Country Boulevard, Suite T-200, Austin, Texas or at any adjournment or postponement thereof.
THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT IF NO DIRECTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS THE BOARD RECOMMENDS ON ITEMS 1, 2 and 3.

Address Change/Comments
(Mark the corresponding box on the reverse side)

See reverse for voting instructions.